CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
		offer price	aggregate	registration fee
Title of Each Class of Securities to be Registered	Amount to be registered	per security	offering price	(1)(2)
6.25% Senior Notes due 2020	$300,000,000	99.436%	$300,000,000	$21,390

(1)	This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, a filing fee of $73,992 has already been paid with respect to unsold securities that were previously registered on the Registration Statement on Form S-3 (File No. 333-125553) originally filed by CMS Energy Corporation on June 6, 2005, and has been carried forward to the Registration Statement on Form S-3ASR (File No. 333-153353) filed by CMS Energy Corporation on September 5, 2008, of which this Prospectus Supplement forms a part. Accordingly, no filing fee is being paid at this time. After application of the $21,390 filing fee due for this offering, $52,602 remains available for future filing fees in accordance with Rule 457(p).

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-153353
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 5, 2008
$300,000,000
CMS Energy Corporation
6.25% Senior Notes due 2020

     We are offering $300,000,000 aggregate principal amount of our 6.25% Senior Notes due 2020, referred to as the Notes. The Notes will bear interest at the rate of 6.25% per year. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2010. The Notes will mature on February 1, 2020.
     We may redeem some or all of the Notes at our option at any time for cash at a redemption price equal to 100% of their principal amount, plus any applicable premium thereon at the time of redemption, plus accrued and unpaid interest to the redemption date. See “Description of the Notes – Optional Redemption”. Under certain circumstances, holders of the Notes will have the right to require us to repurchase the Notes. See “Description of the Notes – Purchase of Notes Upon Change of Control”. There is no sinking fund for the Notes.
     The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000. The Notes will be CMS Energy Corporation’s unsecured obligations and will rank equally with all of CMS Energy Corporation’s other unsecured senior indebtedness.
     This investment involves risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement, page 3 of the accompanying prospectus and the “Risk Factors” section beginning on page 25 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to the public	99.436%	$298,308,000
Underwriting discounts and commissions	1.250%	$3,750,000
Proceeds to CMS Energy Corporation (before expenses)	98.186%	$294,558,000
     Interest on the Notes will accrue from January 14, 2010 to the date of delivery.

     We expect to deliver the Notes on or about January 14, 2010 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

J.P. Morgan	BNP PARIBAS	RBS

Scotia Capital		Wells Fargo Securities

Senior Co-Managers

Comerica Securities	Goldman, Sachs & Co.	KeyBanc Capital Markets	Mitsubishi UFJ Securities

Co-Managers

Fifth Third Securities, Inc.	The Williams Capital Group, L.P.
The date of this prospectus supplement is January 11, 2010.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus required to be filed with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the securities registered by us. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.
     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process as a “well-known seasoned issuer”. Under the registration statement, we may sell securities, including Notes, of which this offering is a part.
     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request. See “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, we are required to file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and related copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and our Current Report on Form 8-K filed with the SEC on December 9, 2009 that includes Revised Interim Financial Statements (as defined under “Summary – Recent Developments” of this prospectus supplement), on our web site at http://www.cmsenergy.com. The information on this web site is not a part of this prospectus supplement and the accompanying prospectus.
     We are “incorporating by reference” information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.
     • Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 25, 2009
     • Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 filed on April 30, 2009, June 30, 2009 filed on July 30, 2009, and September 30, 2009 filed on October 30, 2009 (the interim consolidated financial statements included in the Quarterly Reports on Form 10-Q filed on April 30, 2009, July 30, 2009 and October 30, 2009 and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months and nine months ended September 30, 2009 included in the Quarterly Report on Form 10-Q filed on October 30, 2009 were revised pursuant to a Current Report on Form 8-K (SEC film number 091230664) filed December 9, 2009)
     • Current Reports on Form 8-K filed on January 27, 2009, March 6, 2009, May 13, 2009, May 27, 2009 (SEC film number 09854426), June 15, 2009, June 23, 2009, July 1, 2009, August 18, 2009, August 21, 2009, November 4, 2009 and December 9, 2009 (SEC film number 091230664)
     The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement, until the offering of the Notes pursuant to this prospectus supplement is terminated, are also incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.
     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:
CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
Phone: (517) 788-0550
Attention: Office of the Secretary

SUMMARY
     This summary may not contain all of the information that may be important to you. You should read carefully this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. The terms “CMS Energy”, “we”, “our” and “us” as used in this document refer to CMS Energy Corporation and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only CMS Energy Corporation. In this document, “MW” means megawatts.
CMS Energy Corporation
     CMS Energy is an energy company operating primarily in Michigan and is the parent holding company of several subsidiaries, including Consumers Energy Company (“Consumers”) and CMS Enterprises Company (“Enterprises”). Consumers is a combination electric and gas utility company serving Michigan’s lower peninsula. Consumers’ electric utility operations include the generation, purchase, distribution and sale of electricity. As of December 31, 2008, Consumers’ electric utility was authorized to provide electric utility service in 61 of the 68 counties in Michigan’s lower peninsula. At December 31, 2008, Consumers’ electric utility owned and operated 27 electric generating plants with an aggregate of 6,536 MW of capacity. Consumers’ gas utility operations include the purchase, transportation, storage, distribution and sale of natural gas. As of December 31, 2008, Consumers’ gas utility was authorized to provide gas utility service in 46 of the 68 counties in Michigan’s lower peninsula. At December 31, 2008, Consumers’ gas utility owned and operated 26,451 miles of distribution mains and 1,656 miles of transmission lines throughout Michigan’s lower peninsula. Consumers’ customer base includes a mix of residential, commercial and diversified industrial customers. Enterprises, through its equity investments and subsidiaries, is primarily engaged in independent power production. CMS Energy’s principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201, and CMS Energy’s telephone number is (517) 788-0550.
Recent Developments
Third Quarter 2009 Consolidated Results of Operations
     We reported operating revenue, operating income and net income available to common stockholders of $1.265 billion, $228 million and $67 million ($0.28 per share on a diluted basis), respectively, for the three months ended September 30, 2009, compared to $1.428 billion, $212 million and $78 million ($0.33 per share on a diluted basis), respectively, for the three months ended September 30, 2008. The difference between our results for the three months ended September 30, 2009 and 2008 was caused by increased combined net income from Consumers’ electric utility and gas utility segments resulting from the impact of a December 2008 gas rate order, a November 2009 electric rate order that Consumers self-implemented in May 2009 and a favorable sales mix, offset partially by lower electric deliveries, increased operating expenses, increased interest expense and premiums paid on retirement of debt.
     We reported operating revenue, operating income and net income available to common stockholders of $4.597 billion, $579 million and $212 million ($0.90 per share on a diluted basis), respectively, for the nine months ended September 30, 2009, compared to $4.977 billion, $620 million and $224 million ($0.94 per share on a diluted basis), respectively, for the nine months ended September 30, 2008. The difference between our results for the nine months ended September 30, 2009 and 2008 was caused by decreased combined net income from Consumers’ electric utility and gas utility segments resulting from decreased deliveries, the absence of gains from the sale of sulfur dioxide allowances recognized in 2008, increased operating expenses and interest expense, increased projected Bay Harbor remediation costs and higher corporate expenses, offset partially by increased earnings from a June 2008 electric rate order, a December 2008 gas rate order, a November 2009 electric rate order that Consumers self-implemented in May 2009, a favorable sales mix and the expiration of an indemnity obligation related primarily to discontinued operations.
     Net cash provided by operating activities totaled $638 million for the nine months ended September 30, 2009, compared to $181 million for the nine months ended September 30, 2008.
CMS Energy’s Revised 2009 Interim Consolidated Financial Statements
     On December 9, 2009, CMS Energy filed a Current Report on Form 8-K (SEC film number 091230664) (the “December 9, 2009 Current Report on Form 8-K”) to revise its interim consolidated financial statements that were filed with the SEC on April 30, 2009, July 30, 2009 and October 30, 2009. CMS Energy’s revised interim consolidated financial statements (“Revised Interim Financial Statements”) reflect the impacts on prior interim periods of an opinion and order issued on November 2, 2009 (the “Rate Order”) by the Michigan Public Service Commission. In accordance with the accounting rules that apply to certain adjustments of utility revenue under ratemaking processes, CMS Energy has recorded the impacts of the Rate Order that are specifically identifiable with prior interim periods of 2009 as adjustments to those periods. Accordingly, the exhibits attached to the December 9, 2009

Current Report on Form 8-K contain revised interim consolidated financial statements that reflect a decrease of $6 million to net income for the three months ended September 30, 2009, an increase of $1 million to net income for the three months ended June 30, 2009, and an increase of $1 million to net income for the three months ended March 31, 2009. CMS Energy has also revised Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months and nine months ended September 30, 2009. All other information in CMS Energy’s 2009 quarterly reports on Form 10-Q remains unchanged.

The Offering
     The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For additional information concerning the Notes, see “Description of the Notes”.

Issuer	CMS Energy Corporation.

Securities Offered	$300,000,000 aggregate principal amount of 6.25% Senior Notes due 2020 (the “Notes”) to be issued under the indenture dated as of September 15, 1992 between us and The Bank of New York Mellon (ultimate successor to NBD Bank, National Association), as trustee (the “trustee”), as amended and supplemented from time to time, including as supplemented by a supplemental indenture thereto establishing the terms of the Notes to be dated as of January 14, 2010 (collectively, the “indenture”). The indenture is referred to in the accompanying prospectus as the senior debt indenture.

Issue Price	Each Note will be issued at a price of 99.436% of its principal amount plus accrued interest, if any, from January 14, 2010.

Maturity	The Notes will mature on February 1, 2020, unless earlier redeemed or repurchased.

Interest Rate	The Notes will bear interest at 6.25% per annum.

Interest Payment Dates	Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, beginning August 1, 2010.

Record Date for Interest Payments	We will pay interest to holders of record at 5:00 p.m., New York City time, on the January 15 and July 15 next preceding the relevant interest payment date.

Use of Proceeds	We estimate that the proceeds from the sale of the Notes, after deducting underwriting discounts and commissions but before deducting estimated offering expenses, will be $294,558,000. We intend to use the proceeds of the offering of the Notes for general corporate purposes, which may include the retirement of existing indebtedness.

Ratings	The Notes are expected to be rated BB+ by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), Ba1 by Moody’s Investors Service, Inc. (“Moody’s”) and BB+ by Fitch, Inc. (“Fitch”). Note that a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. See “Ratings”.

Ranking	The Notes will be senior unsecured obligations of CMS Energy Corporation and will rank equal in right of payment with all of CMS Energy Corporation’s existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to CMS Energy Corporation’s existing and future secured indebtedness to the extent of the value of the related collateral securing that indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of September 30, 2009, CMS Energy Corporation had outstanding approximately $1.856 billion of senior unsecured indebtedness and $65 million of secured indebtedness, and CMS Energy Corporation’s subsidiaries had outstanding approximately $9.660 billion of indebtedness and other liabilities.

Optional Redemption by CMS Energy	At any time, we may redeem all or a part of the Notes for cash at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus any applicable premium thereon at the time of redemption, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes – Optional Redemption”.

Change of Control	If a change of control repurchase event (as defined under “Description of the Notes – Purchase of Notes Upon Change of Control”) occurs, holders will have the right, at their option, to require us to purchase any or all of their Notes for cash. The cash price we are required to pay is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to the purchase date (as defined under “Description of the Notes – Purchase of Notes Upon Change of Control”). See “Description of the Notes – Purchase of Notes Upon Change of Control”.

Certain Covenants	Although neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture, the indenture will contain covenants that will, among other things, prohibit us from being able to incur additional liens or enter into certain mergers or consolidations.

Form of Notes	One or more global securities held in the name of The Depository Trust Company (“DTC”) in a minimum denomination of $2,000 and any integral multiple of $1,000.

Trustee and Paying Agent	The Bank of New York Mellon.

Trading	The Notes will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the Notes.

Risk Factors	You should carefully consider each of the factors referred to or as described in the section of this prospectus supplement entitled “Risk Factors” starting on page S-11 and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 before purchasing the Notes.

Selected Historical Consolidated Financial Data
     The following selected historical consolidated financial data for the fiscal years ended December 31, 2008 and 2007 have been derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The following selected historical consolidated financial data for the fiscal years ended December 31, 2004 through December 31, 2006 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, except for the amounts included from the consolidated financial statements of the Midland Cogeneration Venture Limited Partnership (the “MCV Partnership”). The MCV Partnership, a 49% owned variable interest entity that we sold in November 2006, was consolidated in our financial statements beginning in 2004 through the date of sale and was audited by PricewaterhouseCoopers LLP for all periods through the date of sale. The following selected historical consolidated financial data for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited consolidated financial statements. The financial information set forth below is qualified by and should be read in conjunction with our consolidated financial statements, related notes and other financial information also incorporated by reference in this prospectus supplement. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2009. See “Where You Can Find More Information” and “Summary – Recent Developments – CMS Energy’s Revised 2009 Interim Consolidated Financial Statements”. For selected balance sheet information, see “Capitalization”.

	Nine Months Ended
	September 30,
	(Unaudited)		Year Ended December 31,
	2009	2008	2008		2007		2006(a)		2005(a)		2004(a)
			(Dollars in millions except per share amounts)
Income Statement Data:
Operating revenue	$4,597	$4,977	$6,821		$6,464		$6,126		$5,879		$5,154
Income (loss) from equity method investees	(2)	3	5		40		89		125		115
Operating expenses	4,016	4,360	6,026		6,503		6,269		6,349		4,696
Operating income (loss)	579	620	800		1		(54)		(345)		573
Income (loss) from continuing operations	200	238	302		(120)		(243)		(589)		124
Income (loss) from discontinued operations	29	—	—		(89)		54		57		11
Cumulative effect of change in accounting principle	—	—	—		—		—		—		(2)
Net income (loss) attributable to CMS Energy	220	232	295		(222)		(85)		(89)		123
Net income (loss) available to common stockholders	212	224	284		(234)		(96)		(96)		110
Earnings (loss) per average common share:
Income (loss) from continuing operations: Basic	0.80	0.99	1.26		(0.65)		(0.68)		(0.73)		0.60
Income (loss) from continuing operations: Diluted	0.77	0.94	1.20		(0.65)		(0.68)		(0.73)		0.59
Net income (loss) attributable to common stock:
Basic	0.93	0.99	1.26		(1.04)		(0.43)		(0.47)		0.65
Net income (loss) attributable to common stock:
Diluted	0.90	0.94	1.20		(1.04)		(0.43)		(0.47)		0.64
Dividends declared per common share	0.375	0.27	0.36		0.20		—		—		—
Balance Sheet Data (At Period End Date):
Cash and cash equivalents	$183	$162	$213		$348		$249		$847		$669
Restricted cash and cash equivalents	30	31	35		34		71		198		56
Net plant and property (at cost)	9,566	8,995	9,190		8,728		7,708		7,603		8,509
Total assets	14,888	14,068	14,901		14,180		15,324		15,974		15,831
Long-term debt, excluding current portion	5,889	5,695	5,837		5,355		6,160		6,728		6,353
Long-term debt—related parties, excluding current portion	34	178	178		178		178		178		504
Non-current portion of capital and finance lease obligations	193	212	206		225		42		308		315
Notes payable	50	—	—		1		2		—		—
Other liabilities	5,756	5,194	5,865		5,926		6,326		5,793		5,537
Noncontrolling interests	53	53	52		53		52		309		706
Preferred stock	239	249	243		250		261		261		261
Preferred stock of subsidiary	44	44	44		44		44		44		44
Common stockholders’ equity	2,630	2,443	2,476		2,148		2,259		2,353		2,108
Cash Flow or Other Data:
Cash Flow: (b)
Net cash provided by operating activities	$638	$181	$557		$23		$688		$599		$353
Net cash provided by (used in) investing activities	(679)	(538)	(839)		662		(751)		(494)		(347)
Net cash provided by (used in) financing activities	11	171	147		(690)		(434)		74		(43)
Ratio of earnings to fixed charges (c)	2.02 (d)	2.12	2.03	(d)	—	(d)(e)	—	(d)(f)	—	(d)(g)	1.02	(d)(h)

(a)	Under Accounting Standard Codification 810 “Consolidation,” until their sale in November 2006, we were the primary beneficiary of the MCV Partnership and the First Midland Limited Partnership. As a result, we have consolidated the assets, liabilities and activities of these entities into our consolidated financial statements through the date of sale and for the years ended December 31, 2005 and 2004.

(b)	Our cash flow statements include amounts related to discontinued operations through the date of disposal.

(c)	For the purpose of computing the ratio, earnings represents the sum of income (loss) from continuing operations before income taxes and income from equity method investees, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

(d)	See Exhibit 12(a).1 to CMS Energy’s December 9, 2009 Current Report on Form 8-K, which supersedes Exhibit 12(a) to CMS Energy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and which revises the prior exhibit, for the items constituting earnings and fixed charges, including the estimated interest portion of lease rental in respect of fixed charges.

(e)	For the year ended December 31, 2007, fixed charges exceeded earnings by $339 million. Earnings as defined include $204 million of asset impairment charges and a $279 million charge for an electric sales contract termination.

(f)	For the year ended December 31, 2006, fixed charges exceeded earnings by $448 million. Earnings as defined include $459 million of asset impairment charges.

(g)	For the year ended December 31, 2005, fixed charges exceeded earnings by $789 million. Earnings as defined include $1.184 billion of asset impairment charges.

(h)	For 2004, fixed charges, adjusted as defined, include $25 million of interest cost that was capitalized prior to 2004 and subsequently expensed in 2004. Earnings as defined include $160 million of asset impairments.

RISK FACTORS
     An investment in the Notes involves a significant degree of risk. You should consider carefully the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement. In particular, you should carefully consider the factors listed in “Management’s Discussion and Analysis—Forward-Looking Statements and Information” as well as the “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and our December 9, 2009 Current Report on Form 8-K, each of which is incorporated by reference into this prospectus supplement, before you decide to purchase the Notes. This prospectus supplement, the accompanying prospectus and the documents that we incorporate or that are deemed to be incorporated in this prospectus supplement or the accompanying prospectus, and other written and oral statements that we make, contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relevant legal decisions. Our intention with the use of words such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans” and other similar words is to identify forward-looking statements that involve risk and uncertainty. We have no obligation to update or revise any forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. The risks and uncertainties described below and those incorporated from the referenced Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and December 9, 2009 Current Report on Form 8-K are not the only ones we may confront. Additional risks and uncertainties not currently known to us or that we currently deem not material also may impair our business operations. If any of those risks actually occur, our financial condition, operating results and prospects could be materially adversely affected. This section contains forward-looking statements.
     The Notes will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.
     The Notes will be general, unsecured obligations of CMS Energy Corporation only and will rank equally in right of payment with all of CMS Energy Corporation’s existing and future unsubordinated, unsecured indebtedness. As a result, the Notes will be effectively subordinated to CMS Energy Corporation’s existing and future secured indebtedness to the extent of the value of the related collateral securing that indebtedness and structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. None of our subsidiaries has any obligation with respect to the Notes. The Notes do not restrict us or our subsidiaries from incurring additional indebtedness, including secured indebtedness.
     We may be unable to raise the funds necessary to purchase Notes upon a change of control repurchase event.
     In the event of a change of control repurchase event, each holder of Notes may require us to purchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the Notes will be limited by the terms of our other debt agreements and our ability to finance the purchase. It is expected that we will issue additional debt with similar change of control provisions in the future. If this occurs, the financial requirements for any purchases could be increased significantly. In addition, the terms of any debt securities issued to purchase debt under these change of control provisions may be unfavorable to us. We cannot assure holders of Notes that we will be able to finance these purchase obligations or obtain consents to do so from holders of debt under other debt agreements restricting these purchases.
     We may choose to redeem the Notes prior to maturity.
     We may redeem all or a portion of the Notes at any time. See “Description of the Notes – Optional Redemption”. If prevailing interest rates are lower at the time of redemption, holders of the Notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.
     We cannot provide assurance that an active trading market will develop for the Notes.
     The Notes will constitute a new series of securities with no established trading market. We do not intend to apply to list the Notes for trading on any national securities exchange or to include the Notes in any automated quotation system. We cannot provide assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any market, the ability of holders of the Notes to sell their Notes or the price at which holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, the ratings of the Notes from time to time, our financial performance and other factors.

     If the ratings of the Notes are lowered or withdrawn, the market value of the Notes could decrease.
     A rating is not a recommendation to purchase, hold or sell the Notes, inasmuch as the rating does not comment as to market price or suitability for a particular investor. The ratings of the Notes address the likelihood of the timely payment of interest and the ultimate repayment of principal of the Notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant. In the event that any of the ratings initially assigned to the Notes is subsequently lowered or withdrawn for any reason, the market price of the Notes may be adversely affected.
     The terms of the indenture and the Notes provide only limited protection against significant events that could adversely impact a holder’s investment in the Notes.
     As described under “Description of the Notes – Purchase of Notes Upon Change of Control”, upon the occurrence of a change of control repurchase event, holders are entitled to require us to repurchase their Notes. However, the definition of the term “change of control repurchase event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of a holder’s Notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the Notes, but which would not constitute a change of control repurchase event, a holder would not have any rights to require us to repurchase its Notes prior to their maturity.
     Furthermore, the indenture for the Notes does not:
     • require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;
     • limit our ability to incur unsecured indebtedness;
     • restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the Notes with respect to the assets of our subsidiaries;
     • restrict our ability to repurchase or prepay any of our other securities or indebtedness; or
     • restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the Notes.
     As a result of the foregoing, anyone evaluating the terms of the Notes should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on an investment in the Notes.

USE OF PROCEEDS
     We estimate that the proceeds from the sale of the Notes, after deducting underwriting discounts and commissions but before deducting estimated offering expenses, will be $294,558,000. We intend to use the proceeds of the offering of the Notes for general corporate purposes, which may include the retirement of existing indebtedness.
RATIOS OF EARNINGS TO FIXED CHARGES
     The ratios of earnings to fixed charges for the nine months ended September 30, 2009 and each of the years ended December 31, 2004 through 2008 are as follows:

	Nine Months Ended		Year Ended December 31,
	September 30, 2009	2008	2007		2006		2005		2004
									(e)
Ratio of earnings to fixed charges: (a)	2.02	2.03	—	(b)	—	(c)	—	(d)	1.02

(a)	For the purpose of computing the ratio, earnings represents the sum of income (loss) from continuing operations before income taxes and income from equity method investees, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

(b)	For the year ended December 31, 2007, fixed charges exceeded earnings by $339 million. Earnings as defined include $204 million of asset impairment charges and a $279 million charge for an electric sales contract termination.

(c)	For the year ended December 31, 2006, fixed charges exceeded earnings by $448 million. Earnings as defined include $459 million of asset impairment charges.

(d)	For the year ended December 31, 2005, fixed charges exceeded earnings by $789 million. Earnings as defined include $1.184 billion of asset impairment charges.

(e)	For 2004, fixed charges, adjusted as defined, include $25 million of interest cost that was capitalized prior to 2004 and subsequently expensed in 2004. Earnings as defined include $160 million of asset impairments.
     See Exhibit 12(a).1 to CMS Energy’s December 9, 2009 Current Report on Form 8-K, which supersedes Exhibit 12(a) to CMS Energy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and which revises the prior exhibit, for the items constituting earnings and fixed charges, including the estimated interest portion of lease rental in respect of fixed charges.

CAPITALIZATION
     The following table sets forth our capitalization at September 30, 2009 on an actual basis and on an as adjusted basis to reflect the sale of $300,000,000 of Notes in this offering and the application of the proceeds as described under “Use of Proceeds”. This table should be read in conjunction with “Summary — Selected Historical Consolidated Financial Data” contained in this prospectus supplement and our consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement. See “Where You Can Find More Information”.

	At September 30, 2009
	Actual	As Adjusted
	(Unaudited, dollars in millions)
Cash and cash equivalents	$183	$483

Current portion of long-term debt, capital and finance lease obligations	$662	$662

Non-current portion of capital and finance lease obligations	193	193
Long-term debt:
6.25% Senior Notes due 2020	—	300
Long-term debt — related parties	34	34
Other long-term debt (excluding current maturities)	5,889	5,889
Non-controlling interests	53	53
Preferred stock of subsidiary	44	44
Preferred stock	239	239
Common stockholders’ equity	2,630	2,630

Total capitalization	$9,082	$9,382

DESCRIPTION OF THE NOTES
     The terms “CMS Energy”, “we”, “our” and “us”, as used in this section, refer only to CMS Energy Corporation and not to any of its subsidiaries.
General
     The Notes will be issued as a series of senior debt securities under the indenture that is referred to in the accompanying prospectus as the senior debt indenture, as supplemented by a supplemental indenture thereto establishing the terms of the Notes to be dated as of January 14, 2010 (the “supplemental indenture”). The Notes will be initially limited in aggregate principal amount to $300,000,000. The indenture permits us to “re-open” this offering of the Notes without the consent of the holders of the Notes. Accordingly, the principal amount of the Notes may be increased in the future on the same terms and conditions and with the same CUSIP number as the Notes being offered by this prospectus supplement, provided that such additional notes must be part of the same issue as the Notes offered hereby for United States federal income tax purposes. The Notes offered by this prospectus supplement and any such additional notes will constitute a single series of debt securities. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any action, the holders of the Notes offered by this prospectus supplement and the holders of any such additional notes will vote or take that action as a single class. The Notes will be unsecured and unsubordinated senior debt securities of CMS Energy.
     We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. The indenture does not limit our ability to incur additional indebtedness, including secured indebtedness. The covenants contained in the indenture would not necessarily afford holders of Notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect the holders.
     The statements herein concerning the Notes and the indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the indenture, including the supplemental indenture, a copy of which will be available upon request to the trustee.
Ranking
     The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the related collateral securing that indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
     CMS Energy is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit CMS Energy’s ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the Notes. In addition, the Notes will be effectively subordinated to all of the liabilities of CMS Energy’s subsidiaries with regard to the assets and earnings of CMS Energy’s subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. CMS Energy’s rights and the rights of its creditors, including holders of Notes, to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to prior claims of the subsidiaries’ creditors, including trade creditors.
     As of September 30, 2009, CMS Energy had outstanding approximately $1.856 billion of senior unsecured indebtedness and $65 million of secured indebtedness, and CMS Energy’s subsidiaries had outstanding approximately $9.660 billion of indebtedness and other liabilities.
Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends
     The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the Notes, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and, to a lesser extent, Enterprises. Each of Consumers’ and Enterprises’ ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission.
     Consumers’ Restated Articles of Incorporation (“Consumers’ Articles”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its board of directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to: (A) 50% of net income available for the payment of dividends during the base period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “base period”), adjusted to reflect the proposed dividend, is less than 20%; and (B) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.
     Consumers is subject to the Federal Power Act and the Natural Gas Act. These acts limit Consumers’ ability to pay dividends from its retained earnings. As of September 30, 2009, Consumers’ unrestricted retained earnings were $366 million.
     Consumers’ Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.
     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless Consumers’ Articles or Enterprises’ articles of incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers’ board of directors reserves the right to change this policy at any time.
Payment and Maturity
     The Notes will mature on February 1, 2020, and will bear interest at the rate of 6.25% per year. At maturity, CMS Energy will pay the aggregate principal amount of the Notes then outstanding. Each Note will bear interest from the original date of issue, payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2010, and at maturity. We will pay interest to holders of record at 5:00 p.m., New York City time, on the January 15 and July 15 next preceding the relevant interest payment date. Interest will be paid to the person in whose name the Notes are registered at the close of business fifteen days prior to the interest payment date. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30 day months.
     In any case where any interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a change of control repurchase event resulting in a purchase date) of any Note shall not be a business day (as defined herein) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding business day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a change of control repurchase event resulting in a purchase date); and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to such business day.
Registration, Transfer and Exchange
     The Notes will be initially issued in the form of one or more Notes in registered, global form, without coupons, in denominations of $2,000 and integral multiples of $1,000 as described under “Book-Entry System” below. The global Notes will be registered in the name of the nominee of DTC. Except as described under “Book-Entry System” below, owners of beneficial interests in a global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the indenture.
Optional Redemption
     The Notes will be redeemable at CMS Energy’s option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of such Notes being redeemed plus the applicable premium (as defined below), if any, thereon at the time of redemption, together with accrued and unpaid interest, if any, thereon to, but not including, the redemption date. In no event will the redemption price be less than 100% of the principal amount of the Notes plus accrued interest, if any, thereon to the redemption date.
     The following definitions are used to determine the applicable premium:
     “Applicable premium” means, with respect to a Note (or portion thereof) being redeemed at any time, the excess of (i) the present value at such time of the principal amount of such Note (or portion thereof) being redeemed plus all interest payments due on such Note (or portion thereof) after the redemption date, which present value shall be computed using a discount rate equal to the treasury rate plus 50 basis points, over (ii) the principal amount of such Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.
     “Treasury rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the “statistical release”)) that has become publicly available at least two business days prior to the redemption date or, in case of defeasance, prior to the date of deposit (or, if such statistical release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life to stated maturity of the Notes; provided, however, that if the average life to stated maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the treasury rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.
     If the original redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on the record date, and no additional interest will be payable to holders whose Notes shall be subject to redemption.
     If less than all of the Notes are to be redeemed, the trustee under the indenture shall select, in such manner as it shall deem appropriate and fair, the particular Notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Notes to be redeemed (which, as long as the Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless CMS Energy shall default in the payment of the Notes or portions thereof to be redeemed at the applicable redemption price, together with accrued interest, if any, thereon to such date), interest on the Notes or the portions thereof so called for redemption shall cease to accrue.
     No sinking fund is provided for the Notes.
Purchase of Notes Upon Change of Control
     In the event of any change of control repurchase event (the effective date of such change of control repurchase event being the “change of control date”) each holder of a Note will have the right, at such holder’s option, subject to the terms and conditions of the indenture, to require CMS Energy to repurchase all or any part of such holder’s Note on a date selected by CMS Energy that is no earlier than 60 days nor later than 90 days (the “purchase date”) after the mailing of written notice by CMS Energy of the occurrence of such change of control repurchase event, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, if any, thereon to the purchase date (the “change of control purchase price”).
     Within 30 days after the change of control date, CMS Energy is obligated to mail to each holder of a Note a notice regarding the change of control repurchase event, which notice shall state, among other things:

     • that a change of control repurchase event has occurred and that each such holder has the right to require CMS Energy to repurchase all or any part of such holder’s Notes at the change of control purchase price;
     • the change of control purchase price;
     • the purchase date;
     • the name and address of the paying agent; and
     • the procedures that holders must follow to cause the Notes to be repurchased.
     To exercise this right, a holder must deliver a written notice (the “change of control purchase notice”) to the paying agent (initially the trustee) at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the purchase date. The change of control purchase notice shall state:
     • the portion of the principal amount of any Notes to be repurchased, which must be a minimum of $2,000 and in $1,000 integral multiples;
     • that such Notes are to be repurchased by CMS Energy pursuant to the applicable change of control provisions of the indenture; and
     • unless the Notes are represented by one or more global Notes, the certificate numbers of the Notes to be repurchased.
     Any change of control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent not later than three business days prior to the purchase date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to a change of control purchase notice.
     If a Note is represented by a global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can require CMS Energy to repurchase Notes upon a change of control repurchase event. To obtain repayment with respect to such Note upon a change of control repurchase event, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (i) the change of control purchase notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States and (ii) instructions to such broker or other entity to notify DTC of such beneficial owner’s desire to cause CMS Energy to repurchase such Notes. Such broker or other entity will provide to the paying agent (1) a change of control purchase notice received from such beneficial owner and (2) a certificate satisfactory to the paying agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by CMS Energy.
     Payment of the change of control purchase price for a Note in registered, certificated form (a “certificated Note”) for which a change of control purchase notice has been delivered and not withdrawn is conditioned upon delivery of such certificated Note (together with necessary endorsements) to the paying agent at its office in New York, New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the purchase date) after the delivery of such change of control purchase notice. Payment of the change of control purchase price for such certificated Note will be made promptly following the later of the purchase date or the time of delivery of such certificated Note.
     If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the change of control purchase price of a Note on the business day following the purchase date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the change of control purchase price upon delivery of the Note).
     Under the indenture, a “change of control repurchase event” means the occurrence of both a change of control and a rating decline.
     Under the indenture, a “change of control” means the occurrence of any of the following events:

     • any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the voting stock (as defined below) of CMS Energy, whether as a result of the issuance of securities of CMS Energy, any merger, consolidation, liquidation or dissolution of CMS Energy or otherwise;
     • the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of CMS Energy and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) shall have occurred, or CMS Energy merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into CMS Energy, in any such event pursuant to a transaction in which the outstanding voting stock of CMS Energy is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting stock of CMS Energy is reclassified into or exchanged for other voting stock of CMS Energy or for voting stock of the surviving corporation and (b) the holders of the voting stock of CMS Energy immediately prior to such transaction own, directly or indirectly, a majority of the voting stock of CMS Energy or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction;
     • during any period, individuals who at the beginning of such period constituted the board of directors of CMS Energy (together with any new directors whose election or appointment by such board of directors or whose nomination for election by the stockholders of CMS Energy was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CMS Energy then in office; or
     • the stockholders of CMS Energy shall have approved any plan of liquidation or dissolution of CMS Energy.
     Under the indenture, a “rating decline” means the rating of the relevant securities shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the rating agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 30-day period following public notice of the occurrence of the change of control (which 30-day period shall be extended so long as the rating of the relevant securities is under publicly announced consideration for possible downgrade by either of the rating agencies; provided, that the other rating agency has either downgraded, or publicly announced that it is considering downgrading, the relevant securities); provided, however, that if the rating of the relevant securities by each of the rating agencies is investment grade (as defined below), then “rating decline” means the rating of the relevant securities shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the rating agencies such that the rating of the relevant securities by each of the rating agencies falls below investment grade on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 30-day period following public notice of the occurrence of the change of control (which 30-day period shall be extended so long as the rating of the relevant securities is under publicly announced consideration for possible downgrade by either of the rating agencies; provided, that the other rating agency has either downgraded, or publicly announced that it is considering downgrading, the relevant securities).
     The indenture requires CMS Energy to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act that may then be applicable in connection with any offer by CMS Energy to purchase Notes at the option of holders upon a change of control repurchase event. The change of control repurchase event purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The change of control repurchase event purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of its common stock or to obtain control of CMS Energy by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control repurchase event purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the underwriters. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.
     No Note may be repurchased by CMS Energy as a result of a change of control repurchase event if there has occurred and is continuing an event of default described under “Events of Default” below (other than a default in the payment of the change of control purchase price with respect to the Notes). In addition, CMS Energy’s ability to purchase Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

     The following terms used in this section have the following meanings:
     “Investment grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the relevant securities publicly available, another rating agency.
     “Rating agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the relevant securities publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by CMS Energy (as certified by a resolution of CMS Energy’s board of directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.
     “Voting stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).
Limitation on Certain Liens
     Under the terms of the indenture, so long as any of the Notes are outstanding, CMS Energy shall not create, incur, assume or suffer to exist any lien (as defined below) upon or with respect to any of its property of any character, including without limitation any shares of capital stock (as defined below) of Consumers or Enterprises, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (i) liens securing indebtedness (as defined below) of CMS Energy, provided that on the date such liens are created, and after giving effect to such indebtedness, the aggregate principal amount at maturity of all of the secured indebtedness of CMS Energy at such date shall not exceed 10% of consolidated net tangible assets (as defined below), or (ii) certain liens for taxes, pledges to secure workman’s compensation, other statutory obligations and support obligations (as defined below), certain materialman’s, mechanic’s and similar liens and certain purchase money liens.
     The following terms used in this section have the following meanings:
     “Business day” means a day on which banking institutions in New York, New York are not authorized or required by law or regulation to close.
     “Capital lease obligation” of a person (as defined below) means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a lien on any property or assets to which such lease relates.
     “Capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any preferred stock (as defined below) or letter stock.
     “Consolidated assets” means, at any date of determination, the aggregate assets of CMS Energy and its consolidated subsidiaries (as defined below) determined on a consolidated basis in accordance with generally accepted accounting principles.
     “Consolidated current liabilities” means, for any period, the aggregate amount of liabilities of CMS Energy and its consolidated subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between CMS Energy and any consolidated subsidiary and (ii) deducting all current maturities of long-term indebtedness, all as determined in accordance with generally accepted accounting principles.
     “Consolidated net tangible assets” means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:
     • consolidated current liabilities;

     • minority interests in consolidated subsidiaries held by persons other than CMS Energy or a restricted subsidiary (as defined below);
     • excess of cost over fair value of assets of businesses acquired, as determined in good faith by the board of directors of CMS Energy as evidenced by resolutions of the board of directors of CMS Energy;
     • any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;
     • unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
     • treasury stock; and
     • any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in consolidated current liabilities.
     “Consolidated subsidiary” means any subsidiary (as defined below) whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.
     “Indebtedness” of any person means, without duplication:
     • the principal of and premium (if any) in respect of (i) indebtedness of such person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;
     • all capital lease obligations of such person;
     • all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
     • all obligations of such person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);
     • all obligations of the type referred to in the bullet points above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and
     • all obligations of the type referred to in the bullet points above of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.
     “Letter stock” as applied to the capital stock of any corporation means capital stock of any class or classes (however designated) that is intended to reflect the separate performance of certain of the businesses or operations conducted by such corporation or any of its subsidiaries.
     “Lien” means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind, or any other type or arrangement intended or having the effect of conferring upon a creditor of us or any Subsidiary a preferential interest.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision of any government, or any other entity.

     “Preferred stock” as applied to the capital stock of any corporation means capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.
     “Restricted subsidiary” means any subsidiary (other than Consumers and its subsidiaries) of CMS Energy that, as of the date of CMS Energy’s most recent quarterly consolidated balance sheet, constituted at least 10% of the total consolidated assets of CMS Energy and its consolidated subsidiaries and any other subsidiary that from time to time is designated a restricted subsidiary by the board of directors of CMS Energy, provided that no subsidiary may be designated a restricted subsidiary if, immediately after giving effect thereto, an event of default or event that, with the lapse of time or giving of notice or both, would constitute an event of default would exist, and (i) any such subsidiary so designated as a restricted subsidiary must be organized under the laws of the United States or any state thereof, (ii) more than 80% of the voting stock of such subsidiary must be owned of record and beneficially by CMS Energy or a restricted subsidiary and (iii) such restricted subsidiary must be a consolidated subsidiary. For purposes of this definition, “voting stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).
     “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other subsidiaries, or by CMS Energy and one or more other subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
     “Support obligations” means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:
     • to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;
     • to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;
     • to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;
     • to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or
     • to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.
Limitation on Consolidation, Merger and Sales
     Under the terms of the indenture or the Notes, nothing shall prevent any consolidation or merger of CMS Energy with or into any other person or persons (whether or not affiliated with CMS Energy), or successive consolidations or mergers in which CMS Energy or its successor or successors shall be a party or parties, or shall prevent any conveyance, transfer or lease of the property of CMS Energy as an entirety or substantially as an entirety, to any other person (whether or not affiliated with CMS Energy); provided, however, that:
     • in case CMS Energy shall consolidate with or merge into another person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, the entity formed by such consolidation or into which CMS Energy is merged or the person that acquires by conveyance or transfer, or that leases, the properties and assets of CMS Energy as an entirety or substantially as an entirety shall be a corporation or a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture (or indentures, if at such time there is more than one trustee) supplemental to the indenture, executed by the successor person and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on the Notes and the performance of every obligation in the indenture and the Notes on the part of CMS Energy to be performed or observed;

     • immediately after giving effect to such transaction, no event of default or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and
     • either CMS Energy or the successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the provisions of the indenture and all conditions precedent therein relating to such transaction.
     Upon any consolidation by CMS Energy with or merger of CMS Energy into any other person or any conveyance, transfer or lease of the properties and assets of CMS Energy substantially as an entirety to any person as described above, the successor person formed by such consolidation or into which CMS Energy is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, CMS Energy under the indenture with the same effect as if such successor person had been named as CMS Energy therein; and thereafter, the predecessor person shall be released from all obligations and covenants under the indenture and the Notes.
     Notwithstanding the foregoing provisions, such a transaction may constitute a change of control as described under “Purchase of Notes Upon Change of Control” above and could result in a change of control repurchase event giving rise to the right of a holder to require CMS Energy to repurchase all or part of such holder’s Note.
     This covenant includes a phrase relating to the conveyance, transfer and lease of the property of CMS Energy “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under the laws of Michigan, which govern the indenture and the Notes and is CMS Energy’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a conveyance, transfer or lease of less than all of the property of CMS Energy may be uncertain.
     An assumption by any person of CMS Energy’s obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Events of Default
     The occurrence of any of the following events with respect to the Notes will constitute an “event of default” with respect to the Notes:
     • default in the payment of any interest on any of the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;
     • default in the payment when due and payable of any of the principal of or the premium, if any, on any of the Notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the holders or otherwise;
     • default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the indenture or the Notes after written notice thereof as provided in the indenture;
     • certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers;
     • entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000, which remain undischarged or unbonded for 60 days;
     • a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the indenture;
     • a default in our obligation to redeem Notes after we exercised our redemption option; or
     • a default in our obligation to purchase Notes upon the occurrence of a change of control repurchase event.

     If any event of default on the Notes shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all of the Notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.
     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of the holders of the Notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the senior debt securities of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior debt securities of such affected series.
     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:
     • we have paid (or deposited with the trustee a sum sufficient to pay): (i) all overdue interest on all Notes; (ii) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (iii) to the extent that payment of such interest is lawful, interest upon overdue interest; and (iv) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and
     • all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due by such declaration of acceleration, have been cured or waived.
     The indenture provides that no holders of Notes may institute any action against CMS Energy under the indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of senior debt securities of each affected series then outstanding (voting as one class) shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity against costs, expenses and liabilities, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the senior debt securities of each affected series then outstanding (voting as one class).
     The indenture requires CMS Energy to furnish to the trustee annually a statement as to CMS Energy’s compliance with all conditions and covenants under the indenture. The indenture provides that the trustee may withhold notice to the holders of the Notes of any default affecting such Notes (except defaults as to payment of principal of, or premium or interest on, the Notes) if it considers such withholding to be in the interests of the holders of the Notes.
Modification and Waiver
     CMS Energy and the trustee may enter into supplemental indentures without the consent of the holders of the Notes to:
     • establish the form and terms of any series of securities under the indenture;
     • secure the Notes;
     • provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or conveyance, transfer or lease of our property substantially as an entirety;
     • surrender any right or power conferred upon us;
     • add to our covenants for the benefit of the holders of the Notes;
     • cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided, that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Notes contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the Notes;

     • make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided, that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;
     • comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;
     • add guarantees of obligations under the Notes; and
     • provide for a successor trustee.
     CMS Energy and the trustee, with the consent of the holders of a majority in total principal amount of senior debt securities of all series, including the Notes, then outstanding and affected (voting as one class), may change in any manner the provisions of the indenture or modify in any manner the rights of the holders of the senior debt securities of each such affected series. CMS Energy and the trustee may not, without the consent of the holders of each Note affected, enter into any supplemental indenture to:
     • change the time of payment of the principal;
     • reduce the principal amount of such Note;
     • reduce the rate or change the time of payment of interest on such Note;
     • impair the right to institute suit for the enforcement of any payment on any Note when due;
     • change the currency in which any Note is payable;
     • reduce the redemption price or change of control purchase price for the Notes or change the terms applicable to redemption or purchase in a manner adverse to the holder;
     • change our obligation to maintain an office or agency in New York City; or
     • subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture.
     In addition, no such modification may reduce the percentage in principal amount of the senior debt securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the indenture.
     Prior to the acceleration of the maturity of any senior debt security, the holders, voting as one class, of a majority in total principal amount of the senior debt securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected senior debt securities waive any past default or event of default and its consequences, except:
     • our failure to pay principal of or interest on any senior debt securities when due;
     • waive any default in any payment of redemption price or change of control purchase price with respect to the Notes; or
     • a default or an event of default in respect of a covenant or provision of the indenture or of any senior debt security that cannot be modified or amended without the consent of the holders of each senior debt security affected.
Defeasance, Covenant Defeasance and Discharge
     The indenture provides that, at the option of CMS Energy:
     • CMS Energy will be discharged from all obligations in respect of the Notes (except for certain obligations to register the transfer of or exchange the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to maintain the trust described below); or

     • CMS Energy need not comply with certain restrictive covenants of the indenture, if CMS Energy in each case irrevocably deposits in trust with the trustee money and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Notes on the stated maturities of such Notes in accordance with the terms thereof.
     To exercise this option, CMS Energy is required to deliver to the trustee an opinion of independent counsel to the effect that:
     • the exercise of such option would not cause the holders of the Notes to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and
     • in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service or appropriate evidence that since the date of the indenture there has been a change in the applicable federal income tax law.
     In the event:
     • CMS Energy exercises its option to effect a covenant defeasance with respect to the Notes as described above;
     • the Notes are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased; or
     • the amount of money and securities on deposit with the trustee would be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default,
CMS Energy would remain liable for such amounts.
Repurchase and Cancellation
     We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.
The Trustee
     The Bank of New York Mellon is the trustee, paying agent and registrar for the Notes under the indenture. CMS Energy and its affiliates maintain depositary and other normal banking relationships with The Bank of New York Mellon.
Governing Law
     The indenture, including the supplemental indenture, and the Notes will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.
Book-Entry System
     The Notes will be evidenced by one or more global Notes. We will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
     Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

     Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Note, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:
     • not be entitled to have certificates registered in their names;
     • not receive physical delivery of certificates in definitive registered form; and
     • not be considered holders of the global Notes.
     We will pay principal of, premium, if any, and interest on, and the repurchase price of, a global Note to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or repurchase date, as the case may be. None of we, the trustee or any paying agent will be responsible or liable:
     • for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or
     • for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
     DTC has advised us that it will take any action permitted to be taken by a holder of the Notes only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.
     DTC has advised us that it is:
     • a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;
     • a “clearing corporation” within the meaning of the Uniform Commercial Code; and
     • a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global securities relating to the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes or portions of the Notes represented by one or more global securities and, in that event, will issue individual Notes in exchange for the global security or securities representing the Notes. Further, if we so specify with respect to any Notes, an owner of a beneficial interest in a global security representing the Notes may, on terms acceptable to us and the depositary for the global security, receive individual Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to the beneficial interest, and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $2,000 and integral multiples of $1,000, unless otherwise specified by us.
     None of we, the trustee, the registrar or the paying agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General
     The following is a discussion of the material U.S. federal income tax considerations applicable to an investment in the Notes by a purchaser of Notes in the offering at the issue price (which is the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Notes are sold) and hold the Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address any tax considerations that may apply to holders subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that mark-to-market their securities, former U.S. citizens or long-term residents, life insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, persons subject to the alternative minimum tax, persons that hold Notes as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.
     If a holder purchases Notes at a price other than the issue price, the amortizable bond premium, acquisition premium or market discount rules may also apply to such holder.
     For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:
     • an individual who is a citizen or resident of the United States;
     • a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;
     • an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
     • a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (b) it has a valid election in effect to be treated as a United States person.
     If a partnership holds Notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that will hold Notes should consult their tax advisors.
     As used herein, a “Non-U.S. Holder” is a beneficial owner of Notes that is not a U.S. Holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).
     This summary is based on the Code, Treasury regulations promulgated under the Code and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.
     This discussion is not intended to constitute a complete analysis of all tax considerations relevant to an investment in the Notes. It does not take into account the individual circumstances of any particular prospective investor, nor does it address any aspect of estate or gift tax laws or of state, local or foreign tax laws. We strongly urge a holder to consult its own tax advisor for advice concerning the application of the U.S. federal income tax laws to that holder’s particular situation, as well as any tax consequences arising under state, local or foreign tax laws.
U.S. Holders
     Payments of Interest
     Interest paid on the Notes will be included in the income of a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. It is expected (and this discussion assumes) that the Notes will be issued with a de minimis amount of original issue discount for U.S. federal income tax purposes.

     Change of Control Premium and Additional Premium Upon Optional Redemption
     In certain circumstances, we may be obligated to pay a change of control premium on the Notes (as described above under “Description of the Notes — Purchase of Notes Upon Change of Control”). In addition, we may redeem the Notes in whole or in part for a price that includes the applicable premium (as described under “Description of the Notes — Optional Redemption” above). These events may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments”. We intend to take the position that the contingency that such events will occur is “remote” or “incidental” (within the meaning of applicable Treasury regulations) and therefore that the Notes are not subject to the rules governing contingent payment debt instruments. Under our position, the change of control premium or the applicable premium, as the case may be, may be taxable to a U.S. Holder as additional ordinary income when received or accrued, according to such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If our position were found to be incorrect and the Notes were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat all or a portion of any gain recognized on the sale or other disposition of a Note as ordinary income rather than capital gain and might be required to report the change of control premium or the applicable premium, as the case may be, as income when it accrues or becomes fixed, even if such U.S. Holder is a cash method taxpayer. U.S. Holders should consult their tax advisors to discuss the treatment of such amounts for U.S. federal income tax purposes.
     Sale, Exchange or Redemption of the Notes
     Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not already included in income), and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal its cost. Subject to the discussion above under “Change of Control Premium and Additional Premium Upon Optional Redemption”, this gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year and otherwise will be short-term capital gain or loss. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
     Payments of Interest
     Interest on Notes paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax unless: (i) the interest is “effectively connected” with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) the Non-U.S. Holder owns, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related, directly or indirectly, to us through stock ownership or is a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or (iii) the Non-U.S. Holder fails to satisfy the nonresident status certification requirements (as described below).
     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to interest that is “effectively connected” with the Non-U.S. Holder’s conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any “effectively connected” interest on the Notes.
     The certification requirements will be satisfied in respect of a Non-U.S. Holder if either (i) the beneficial owner of the Note timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax, that such owner is not a United States person and provides its name and address or (ii) a custodian, broker, nominee or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the Note in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax, that such statement has been received from the beneficial owner of the Note by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold U.S. tax a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service (“IRS”) Form W-8BEN or W-8IMY, as applicable. If a Non-U.S. Holder is engaged in a U.S. trade or business, it would be required to provide to us or the withholding agent a properly executed IRS Form W-8ECI (or appropriate substitute form) in lieu of the certification of nonresident status to avoid withholding tax.

To claim the benefit of an applicable income tax treaty, a holder must timely provide the appropriate and properly executed IRS forms, and the holder may be required to update these periodically. Non-U.S. Holders should consult their tax advisors concerning certification requirements.
     Sale, Exchange or Redemption of the Notes
     If we redeem a Note of a Non-U.S. Holder, any cash received by such Non-U.S. Holder attributable to accrued but unpaid interest not previously included in income of the Non-U.S. Holder will be subject to the rules described under “Payments of Interest” above. In certain circumstances, we may be obligated to pay a change of control premium on the Notes (as described under “Description of the Notes — Purchase of Notes Upon Change of Control” above). In addition, we may redeem the Notes in whole or in part for a price that includes the applicable premium (as described under “Description of the Notes — Optional Redemption” above). The change of control premium or the applicable premium, as the case may be, may be taxable to a Non-U.S. Holder as additional interest income subject to the rules described under “Payments of Interest” above. Non-U.S. Holders should consult their tax advisors to discuss the treatment of such amounts for U.S. federal income tax purposes.
     Gain recognized by a Non-U.S. Holder on the sale, exchange or redemption of Notes will not be subject to U.S. federal income tax unless: (i) the gain is “effectively connected” with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); or (ii) in the case of gain recognized by a Non-U.S. Holder who is an individual, he or she is present in the United States for a total of 183 days or more during the taxable year in which such gain is recognized and certain other conditions are met.
     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to gain that is “effectively connected” with the Non-U.S. Holder’s conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any “effectively connected” gain on the Notes. A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year and meets certain other conditions will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the Notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, a Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms and may be required to update these periodically.
Backup Withholding Tax and Information Reporting
     A U.S. Holder (other than an “exempt recipient”, including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable statutory rate on, and to information reporting with respect to, payments of principal, premium, if any, and interest on the Notes, and proceeds from the sale, exchange or other disposition of the Notes, if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s regular U.S. federal income tax liability or refunded by the IRS.
     Non-U.S. Holders are generally exempt from information reporting and backup withholding provided, if necessary, they certify their nonresident status or otherwise demonstrate their exemption. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on interest payments on the Notes, described above, generally will satisfy the certification requirements necessary to avoid backup withholding. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

RATINGS
     The Notes are expected to be rated BB+ by S&P, Ba1 by Moody’s and BB+ by Fitch. Such ratings reflect only the views of such ratings agencies, and do not constitute a recommendation to buy, sell or hold securities. In general, ratings address credit risk. Each rating should be evaluated independently of any other rating. An explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Standard & Poor’s, 25 Broadway, New York, New York 10004; Moody’s Investors Service, Inc., 7 World Trade Center, 250 Greenwich Street, New York, New York 10007; and Fitch, Inc., 1 State Street Plaza, New York, New York 10004. The security rating may be subject to revision or withdrawal at any time by the assigning rating organization, and, accordingly, there can be no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither CMS Energy nor the underwriters have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Notes.

UNDERWRITING
     J.P. Morgan Securities Inc., BNP Paribas Securities Corp., RBS Securities Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters and joint book-running managers of this offering. Subject to the terms and conditions stated in the underwriting agreement for the Notes dated the date of this prospectus supplement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amounts of Notes set forth opposite the underwriter’s name at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Principal Amount
Underwriters	of Notes
J.P. Morgan Securities Inc.	$51,000,000
BNP Paribas Securities Corp.	51,000,000
RBS Securities Inc.	51,000,000
Scotia Capital (USA) Inc.	51,000,000
Wells Fargo Securities, LLC	51,000,000
Comerica Securities, Inc.	9,250,000
Goldman, Sachs & Co.	9,250,000
KeyBanc Capital Markets Inc.	9,250,000
Mitsubishi UFJ Securities (USA), Inc.	9,250,000
Fifth Third Securities, Inc.	4,000,000
The Williams Capital Group, L.P.	4,000,000

Total	$300,000,000

     The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase and accept delivery of all Notes if any are purchased.
     The underwriters propose to offer the Notes directly to the public at the offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain dealers at a price that represents a concession not in excess of 0.70% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.
     We estimate that our out-of-pocket expenses for this offering will be approximately $400,000.
     The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. In addition, marketing-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.
     In connection with this offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific principal amount of Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
     Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
     Certain of the underwriters have performed, and the underwriters may in the future perform, investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received, or may in the future receive, customary fees and expenses. Affiliates of some of the underwriters are lenders to us and our affiliates under our credit facilities. Some of the underwriters and their affiliates may engage in other transactions with, and perform other services for, us and our affiliates in the ordinary course of business.
     In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours and our affiliates.
     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.
Selling Restrictions
     European Economic Area
     In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of Notes described in this prospectus supplement may not be made to the public in that relevant member state other than:
     • to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
     • to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
     • to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or
     • in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;
provided, that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

     For purposes of this provision, the expression an “offer of Notes to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.
     We have not authorized and do not authorize the making of any offer of Notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on behalf of us or the underwriters.
     United Kingdom
     This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.
LEGAL MATTERS
     Shelley J. Ruckman, Esq., Assistant General Counsel of CMS Energy, will render opinions as to the legality of the Notes for CMS Energy.
     Pillsbury Winthrop Shaw Pittman LLP will pass upon certain legal matters with respect to the Notes for the underwriters.
EXPERTS
     The consolidated financial statements and schedules of CMS Energy Corporation as of and for the years ended December 31, 2008 and 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements (including schedules appearing therein) for the year ended December 31, 2006 of CMS Energy Corporation appearing in CMS Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Midland Cogeneration Venture Limited Partnership (the “MCV Partnership”). Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
     The financial statements of the MCV Partnership, as of November 21, 2006 and for the period ended November 21, 2006, not separately presented in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus supplement by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. Such financial statements, to the extent they have been included in the financial statements of CMS Energy Corporation, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

     PROSPECTUS
CMS ENERGY CORPORATION
Common Stock, Preferred Stock, Cumulative Convertible Preferred Stock,
Senior Debt Securities, Senior Convertible Debt Securities, Subordinated Debt Securities,
Stock Purchase Contracts, Stock Purchase Units and Guarantees
CMS ENERGY TRUST IV
CMS ENERGY TRUST V
Trust Preferred Securities,
Guaranteed To The Extent Set Forth Herein By
CMS Energy Corporation
CONSUMERS ENERGY COMPANY
Senior Notes and First Mortgage Bonds

          CMS Energy Corporation, a Michigan corporation, may offer, from time to time:
•	shares of its common stock, par value $0.01 per share (“CMS Energy Common Stock”);

•	shares of its preferred stock, par value $0.01 per share (“Preferred Stock”);

•	shares of its 4.50% cumulative convertible preferred stock (“Cumulative Convertible Preferred Stock”);

•	unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes, convertible notes or other unsecured evidence of indebtedness;

•	stock purchase contracts to purchase CMS Energy Common Stock;

•	stock purchase units, each representing ownership of a CMS Energy Trust IV or CMS Energy Trust V stock purchase contract or unsecured senior or subordinated debt securities of CMS Energy Corporation or trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above; and

•	guarantees of CMS Energy Corporation with respect to trust preferred securities of CMS Energy Trust IV and CMS Energy Trust V.
          CMS Energy Trust IV and CMS Energy Trust V, each of which is a Delaware business trust, may offer, from time to time, trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust IV and CMS Energy Trust V.
          Consumers Energy Company, a Michigan corporation, may offer, from time to time, secured senior debt consisting of senior notes and first mortgage bonds.
          For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.
          We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.
Investing in these securities involves risks. See “Risk Factors” on page 3.
          The Common Stock of CMS Energy Corporation is listed on the New York Stock Exchange under the symbol “CMS”. Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 5, 2008.

PROSPECTUS

PROSPECTUS SUMMARY
          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, any of us may, from time to time, sell any combination of our securities described in this prospectus in one or more offerings.
          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.
          As used in this prospectus, “CMS Energy” refers to CMS Energy Corporation, the “Trusts” refer, collectively, to CMS Energy Trust IV and CMS Energy Trust V, and “Consumers” refers to Consumers Energy Company. The terms “we”, “us” and “our” refer to CMS Energy when discussing the securities to be issued by CMS Energy, the Trusts when discussing the securities to be issued by the Trusts, Consumers when discussing the securities to be issued by Consumers and collectively to all of the Registrants where the context requires. “Registrants” refers, collectively, to CMS Energy, the Trusts and Consumers.
          The principal executive offices of each of CMS Energy and Consumers are located at One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550. The principal executive offices of each Trust are c/o CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550.
RISK FACTORS
          Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections of CMS Energy’s and Consumers’ combined Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 21, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s and Consumers’ combined Forms 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 5, 2008 and the quarter ended June 30, 2008 filed with the Securities and Exchange Commission on August 5, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, which are incorporated by reference in this prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in any Registrant’s securities. See “Where You Can Find More Information” below.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the SEC’s rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.
          Each of CMS Energy and Consumers is subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by any of the Registrants with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s Internet site at www.sec.gov. You can find additional information about us on CMS Energy’s website at www.cmsenergy.com. The information on this website is not a part of this prospectus.
          You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplements. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
          We have not included separate financial statements of the Trusts. CMS Energy and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities of the Trusts because each Trust is a special purpose entity, has no operating history and has no independent operations. The Trusts are not currently involved in and do not anticipate being involved in any activity other than as described under “The Registrants—The Trusts” below. Further, CMS Energy and the Trusts believe that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities of the Trusts since CMS Energy will guarantee the Trust Preferred Securities of the Trusts. Holders of the Trust Preferred Securities of the Trusts, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-à-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. CMS Energy beneficially owns all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities of the Trusts). See “The Registrants—The Trusts” below, “Description of Securities—The Trusts—Trust Preferred Securities” below and “Description of Securities—The Trusts—Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below. In the event that the Trusts issue securities, our filings under the Exchange Act will include an audited footnote to CMS Energy’s annual financial statements stating that the Trusts are wholly owned by CMS Energy, that the sole assets of the Trusts are the Senior Debt Securities or the Subordinated Debt Securities of CMS Energy having a specified aggregate principal amount, and that, considered together, the back-up undertakings, including the Guarantees of CMS Energy, constitute a full and unconditional guarantee by CMS Energy of the Trusts’ obligations under the Trust Preferred Securities issued by the Trusts.
DOCUMENTS INCORPORATED BY REFERENCE
          The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. Each Registrant incorporates by reference into this prospectus the documents listed below related to such Registrant and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) that such Registrant makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.
CMS ENERGY
•	Annual Report on Form 10-K for the year ended December 31, 2007

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008

•	Current Reports on Form 8-K or Form 8-K/A filed January 11, 2008, January 30, 2008, March 14, 2008 (SEC film number 08690529), March 21, 2008, June 11, 2008 and June 12, 2008
CONSUMERS
•	Annual Report on Form 10-K for the year ended December 31, 2007

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008

•	Current Reports on Form 8-K or Form 8-K/A filed January 11, 2008, January 30, 2008, March 14, 2008 (SEC film number 08690530), June 11, 2008 and June 12, 2008

          We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to:
CMS Energy Corporation
Attention: Office of the Secretary
One Energy Plaza
Jackson, Michigan 49201
Telephone: 517-788-0550
SAFE HARBOR STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
          This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Registrants are filing herein or incorporating by reference cautionary statements identifying important factors that could cause their respective actual results to differ materially from those projected in forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the Registrants. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “forecasts” and similar expressions) are not statements of historical facts and are forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections of CMS Energy’s and Consumers’ combined Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 21, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s and Consumers’ combined Forms 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 5, 2008 and the quarter ended June 30, 2008 filed with the SEC on August 5, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, that could cause a Registrant’s actual results to differ materially from those contained in forward looking statements of such Registrant made by or on behalf of such Registrant.
          All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the Registrants. You are cautioned not to place undue reliance on forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made, and the Registrants undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for each Registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward looking statements.
THE REGISTRANTS
CMS ENERGY
          CMS Energy is an energy holding company operating through subsidiaries in the United States, primarily in Michigan. Its two principal subsidiaries are Consumers and CMS Enterprises Company (“Enterprises”). Consumers is a public utility that provides electricity and/or natural gas to almost 6.5 million of Michigan’s 10 million residents and serves customers in all 68 counties of Michigan’s lower peninsula. Enterprises, through various subsidiaries and certain equity investments, is engaged primarily in domestic independent power production. CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and enterprises.
THE TRUSTS
          CMS Energy Trust IV and CMS Energy Trust V are statutory business trusts formed under the Delaware Statutory Trust Act pursuant to (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the “CMS Energy Trustees”) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities of the Trusts, each trust agreement will be amended and restated in its entirety (as so amended and restated, the “Trust Agreement”) and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). CMS Energy will directly or indirectly acquire common securities of each Trust (the “Common Securities” and, together with the Trust Preferred Securities of such Trust, the “Trust Securities”) in an aggregate liquidation amount equal to approximately 3% for the total capital of the Trust. Each Trust exists for the exclusive purposes of:
•	issuing Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the Trust Securities in the Senior Debt Securities or Subordinated Debt Securities of CMS Energy; and

•	engaging in only those other activities necessary or incidental thereto.
Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.
CONSUMERS
          Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 that conducted business in Michigan from 1915 to 1968. Consumers serves individuals and companies operating in the automotive, metal, chemical and food products industries as well as a diversified group of other industries. In 2007, Consumers served 1.8 million electric customers and 1.7 million gas customers. Consumers’ rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission. Consumers manages its business by the nature of service provided and operates principally in two business segments: electric utility and gas utility.
USE OF PROCEEDS
          Except as otherwise provided in the applicable prospectus supplement or other offering materials, the net proceeds from the sale of the CMS Energy and Consumers securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. The specific use of proceeds from the sale of securities will be set forth in the applicable prospectus supplement or other offering materials relating to the offering of such securities. The net proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be used to purchase from CMS Energy its Senior Debt Securities or Subordinated Debt Securities.
RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
          Each of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends of CMS Energy and Consumers is incorporated by reference from their combined Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 5, 2008.

DESCRIPTION OF SECURITIES
CMS ENERGY
Introduction
          Specific terms of the shares of CMS Energy Common Stock, the shares of Preferred Stock, the shares of Cumulative Convertible Preferred Stock, unsecured senior debt securities (the “Senior Debt Securities”), unsecured convertible senior debt securities (the “Senior Convertible Debt Securities”) and unsecured subordinated debt securities (the “Subordinated Debt Securities”) (the Senior Debt Securities, the Senior Convertible Debt Securities and the Subordinated Debt Securities are referred to, individually, as a “CMS Energy Debt Security” and, collectively, as the “CMS Energy Debt Securities”), stock purchase contracts to purchase CMS Energy Common Stock (the “Stock Purchase Contracts”), stock purchase units (the “Stock Purchase Units”), each representing ownership of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Trust Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually, a “Guarantee” and, collectively, “Guarantees”) of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand, and trust preferred securities (the “Trust Preferred Securities”) representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the “CMS Energy Offered Securities”), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the CMS Energy Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular CMS Energy Offered Securities, without limitation, the following:
•	in the case of CMS Energy Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the CMS Energy Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering and sale thereof;

•	in the case of CMS Energy Common Stock, the number of shares, public offering price and other specific terms of the offering and sale thereof;

•	in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities, including a description of the Guarantee, as the case may be;

•	in the case of Preferred Stock, the designation, number of shares, liquidation preference per security, public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Preferred Stock; and

•	in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Senior Debt Securities, Subordinated Debt Securities, Trust Preferred Securities or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

Capital Stock
          The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the “CMS Energy Articles of Incorporation”) and the Bylaws of CMS Energy, which are incorporated into this prospectus by reference. See “Where You Can Find More Information” above. A copy of the Bylaws of CMS Energy has been previously filed with the SEC. The CMS Energy Articles of Incorporation are available on our website at www.cmsenergy.com.
          The authorized capital stock of CMS Energy consists of:
•	350 million shares of CMS Energy Common Stock; and

•	10 million shares of Preferred Stock.
          As of June 30, 2008, CMS Energy had 4,998,000 shares of Cumulative Convertible Preferred Stock and 225,452,351 shares of CMS Energy Common Stock issued and outstanding.
Common Stock
Dividend Rights and Policy; Restrictions on Dividends
          Dividends on CMS Energy Common Stock are paid at the discretion of the board of directors of CMS Energy based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.
          In January 2007, the board of directors of CMS Energy reinstated the payment of dividends on CMS Energy Common Stock, which had been suspended since January 2003.
          CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy’s ability to pay dividends on CMS Energy Common Stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, tax sharing payments, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.
          Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding Cumulative Convertible Preferred Stock. As long as the Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on the CMS Energy Common Stock unless certain conditions are met, including, without limitation, that dividends on the Cumulative Convertible Preferred Stock have been paid. See “Preferred Stock—Dividends” below.
          CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:
CMS Energy’s Senior Secured Credit Facility
          Under the terms of our Seventh Amended and Restated Credit Agreement dated as of April 2, 2007 (the “CMS Energy Credit Facility”), we have agreed that we will not, and will not permit our restricted subsidiaries (as that term is defined in the CMS Energy Credit Facility), directly or indirectly, to:

•	declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of CMS Energy Common Stock or the capital stock or other ownership interests of our restricted subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in our senior debt indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon, as trustee, as supplemented (the “Senior Debt Indenture”), on April 2, 2007)) and dividends and distributions made to us or our restricted subsidiaries);

•	purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests; or

•	make, or permit any restricted subsidiary to make, any distribution of assets to any of its shareholders (other than distributions to CMS Energy or any restricted subsidiary);
other than:
•	pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on April 2, 2007), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the Senior Debt Indenture on April 2, 2007));

•	payments made by us or our restricted subsidiaries pursuant to our tax sharing agreement; and

•	any cash dividend or cash distribution on CMS Energy Common Stock (provided that no event of default under the CMS Energy Credit Facility has occurred and is continuing as of the date of declaration or distribution thereof or would result therefrom).
Senior Debt Indenture
          Under the terms of the Senior Debt Indenture, we have the following issued and outstanding securities: 7.75% Senior Notes Due 2010; 8.5% Senior Notes Due 2011; 6.30% Senior Notes Due 2012; Floating Rate Senior Notes Due 2013; 6.875% Senior Notes Due 2015; 6.55% Senior Notes Due 2017; 3.375% Convertible Senior Notes Due 2023; and 2.875% Convertible Senior Notes Due 2024. So long as any of such notes issued thereunder are outstanding (other than the 6.55% Senior Notes Due 2017 and the Floating Rate Senior Notes Due 2013) and until those notes are rated BBB- or above (or an equivalent rating) by Standard & Poor’s (as defined in the Senior Debt Indenture) and one Other Rating Agency (as defined in the Senior Debt Indenture), at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries (as defined in the Senior Debt Indenture), directly or indirectly, to:
•	declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the Senior Debt Indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

•	purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

•	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our subordinated indebtedness (as defined in the Senior Debt Indenture) (each, for purposes of the Senior Debt Indenture, a “Restricted Payment”),
if at the time of any Restricted Payment described above (i) an event of default under the Senior Debt Indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the Restricted Payment, or (ii) the aggregate amount of such Restricted Payment and all Restricted Payments made since May 6, 1997 would exceed the sum of:
•	$100 million;

•	100% of our consolidated net income (as defined in the Senior Debt Indenture) from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or, in the case of a deficit, minus 100% of the deficit); and

•	the aggregate net proceeds (as defined in the Senior Debt Indenture) we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.
Trust Preferred Securities
          In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of CMS Energy Common Stock at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each preferred security (equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.
          Under the terms of the indenture dated June 1, 1997 between us and The Bank of New York Mellon, as trustee, as amended and supplemented (the “Subordinated Debt Indenture”), and the guarantee agreement dated June 20, 1997 between us and The Bank of New York Mellon relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:
•	an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

•	we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

•	we have given notice of our election to defer payments of interest on the securities issued under the Subordinated Debt Indenture by extending the payment period as provided in any further supplemental indenture and have not rescinded such notice, or such period (or any extension thereof) is continuing.
Dividend Restrictions Under Michigan Law
          Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the CMS Energy Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).
Voting Rights
          Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the CMS Energy Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of CMS Energy’s board of directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.
          Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary (1) to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of CMS Energy Common Stock, and (2) to authorize any amendment to the CMS Energy Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The CMS Energy Articles of Incorporation also provide that, unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of CMS Energy Common Stock then outstanding will be necessary to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the CMS Energy Common Stock, either directly by amendment to the CMS Energy Articles of Incorporation or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such common stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.
Preemptive Rights
          The CMS Energy Articles of Incorporation provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.
Liquidation Rights
          In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.
          Because CMS Energy has subsidiaries that have debt obligations and other liabilities of their own, CMS Energy’s rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to prior claims of the subsidiary’s creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.
Subdivision or Combination
          If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.
Exchanges
          The CMS Energy Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

Transfer Agent and Registrar
          CMS Energy Common Stock is transferable at CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.
Preferred Stock
          The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy’s board of directors. The CMS Energy Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.
Cumulative Convertible Preferred Stock
          The CMS Energy Articles of Incorporation establish one series of preferred stock designated as “4.50% Cumulative Convertible Preferred Stock” consisting of 5,000,000 shares with a liquidation preference of $50.00 per share. The Cumulative Convertible Preferred Stock ranks prior to any series of CMS Energy Common Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy and is convertible into shares of CMS Energy Common Stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.
Dividends
          Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by CMS Energy’s board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.
          As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of the CMS Energy Common Stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.
Liquidation Preference
          In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including CMS Energy Common Stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.
Voting Rights
          Except as required by Michigan law and the CMS Energy Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock, voting as a single class with the shares of any other Preferred Stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors comprise our board prior to appointment), and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.
Redemption
          We cannot redeem shares of the Cumulative Convertible Preferred Stock.
Mandatory Conversion
          On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of CMS Energy Common Stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate with any resulting fractional share being paid for in cash. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30-day period), the closing price of the CMS Energy Common Stock exceeds 130% of the then-prevailing conversion price of the Cumulative Convertible Preferred Stock.
Conversion Rights
          A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of CMS Energy Common Stock under any of the following circumstances:
•	during any calendar quarter (and only during such calendar quarter) if the last reported sale price of CMS Energy Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of CMS Energy Common Stock on such last trading day;

•	upon the occurrence of specified corporate transactions; and

•	subject to certain exceptions, during the five business day period immediately following any ten consecutive trading-day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of CMS Energy Common Stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of CMS Energy Common Stock for such ten consecutive trading-day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.
          For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive value equivalent to 5.0541 shares of CMS Energy Common Stock. This represents an initial conversion price of

$9.893 per share of CMS Energy Common Stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.
Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends
          The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the CMS Energy Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers’ and Enterprises’ ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission.
          CMS Energy has pledged the common stock of Consumers as security for bank credit facilities.
          Consumers’ Restated Articles of Incorporation (the “Consumers Articles of Incorporation”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least:
•	$7.50 per share on all then outstanding shares of its preferred stock;

•	in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its board of directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers; and

•	$7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets.
Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to:
•	50% of net income available for the payment of dividends during the Base Period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “Base Period”), adjusted to reflect the proposed dividend, is less than 20%; and

•	75% of net income available for the payment of dividends during the Base Period if the ratio of common stock and surplus to total capitalization and surplus for the Base Period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.
          The Consumers Articles of Incorporation also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.
          In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its respective debts as they become due in the usual course of business, or its respective total assets would be less than the sum of its respective total liabilities plus, unless the respective articles of incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers’ board of directors reserves the right to change this policy at any time.
CMS Energy Debt Securities
          The CMS Energy Debt Securities offered by any prospectus supplement will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debt Securities will be issued under the Senior Debt Indenture and Subordinated Debt Securities will be issued under the Subordinated Debt Indenture. The Senior

Debt Indenture and the Subordinated Debt Indenture are sometimes referred to in this prospectus individually as a “CMS Energy Indenture” and collectively as the “CMS Energy Indentures”.
          The following briefly summarizes the material provisions of the CMS Energy Indentures that have been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This summary of the CMS Energy Indentures is not complete and is qualified in its entirety by reference to the CMS Energy Indentures. You should read the more detailed provisions of the applicable CMS Energy Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of CMS Energy Debt Securities, which will be described in more detail in the applicable prospectus supplement.
          Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Debt Indenture and under the Subordinated Debt Indenture will be The Bank of New York Mellon.
General
          The CMS Energy Indentures provide that CMS Energy Debt Securities may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy. The CMS Energy Indentures do not limit the aggregate principal amount of CMS Energy Debt Securities that may be issued under the CMS Energy Indentures and provide that the CMS Energy Debt Securities may be issued from time to time in one or more series. All securities issued under the relevant CMS Energy Indenture will rank equally and ratably with all other securities issued under such CMS Energy Indenture.
          Federal income tax consequences and other special considerations applicable to any CMS Energy Debt Securities issued at a discount will be described in the applicable prospectus supplement.
          Because CMS Energy is a holding company, the claims of creditors of CMS Energy’s subsidiaries will have a priority over CMS Energy’s equity rights and the rights of CMS Energy’s creditors, including the holders of CMS Energy Debt Securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation.
          The applicable prospectus supplement relating to any series of CMS Energy Debt Securities will describe the following terms, where applicable:
•	the title of the CMS Energy Debt Securities;

•	whether the CMS Energy Debt Securities will be senior or subordinated debt;

•	the total principal amount of the CMS Energy Debt Securities of such series that may be issued;

•	the percentage of the principal amount at which the CMS Energy Debt Securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place or places where the principal of and any interest on such CMS Energy Debt Securities of such series will be payable;

•	any right of CMS Energy to redeem such CMS Energy Debt Securities of such series and the terms and conditions of any such redemption;

•	any obligation of CMS Energy to redeem, purchase or repay the CMS Energy Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of any such redemption, purchase or repayment;

•	any obligation of CMS Energy to permit the conversion of such CMS Energy Debt Securities into CMS Energy Common Stock and the terms and conditions upon which such conversion shall be effected;

•	whether the CMS Energy Debt Securities of such series will be issued in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the CMS Energy Debt Securities of such series;

•	any additional amounts with respect to the CMS Energy Debt Securities of such series that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the CMS Energy Debt Securities of such series rather than paying these additional amounts; and

•	any other specific terms of the CMS Energy Debt Securities of such series.
          The CMS Energy Indentures provide that all CMS Energy Debt Securities of any one series need not be issued at the same time, and CMS Energy may, from time to time, issue additional CMS Energy Debt Securities of a previously issued series without consent of, and without notifying, the holders of other CMS Energy Debt Securities. In addition, the CMS Energy Indentures provide that CMS Energy may issue CMS Energy Debt Securities with terms different from those of any other series of CMS Energy Debt Securities and, within a series of CMS Energy Debt Securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.
Concerning the Trustees
          The Bank of New York Mellon, the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.
Exchange and Transfer
          CMS Energy Debt Securities may be presented for exchange and registered CMS Energy Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in any such CMS Energy Debt Securities and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. CMS Energy Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable CMS Energy Indenture.
Payment
          Payments of principal of and any interest on CMS Energy Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on CMS Energy Debt Securities in registered form will be made to the persons in whose name the CMS Energy Debt Securities are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.
Events of Default
          Each CMS Energy Indenture provides that events of default regarding any series of CMS Energy Debt Securities will be:
•	failure to pay required interest on any CMS Energy Debt Security of such series for 30 days;

•	failure to pay principal other than a scheduled installment payment or premium, if any, on any CMS Energy Debt Security of such series when due;

•	failure to make any required scheduled installment payment for 30 days on CMS Energy Debt Securities of such series;

•	failure to deposit any sinking fund when due in respect of the CMS Energy Debt Securities of such series;

•	failure to perform any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of CMS Energy Debt Securities other than such series continued for 60 days after written notice by the trustee to CMS Energy or by the holders of at least 25% in aggregate principal amount of the outstanding CMS Energy Debt Securities of all series affected thereby to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture;

•	certain events of bankruptcy or insolvency, whether voluntary or not;

•	entry of final judgments against CMS Energy or Consumers for more than $25,000,000 that remain undischarged or unbonded for 60 days; or

•	a default resulting in the acceleration of indebtedness of CMS Energy or Consumers of more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default by the trustee to CMS Energy or by the holders of at least 10% in aggregate principal amount of the outstanding CMS Energy Debt Securities of that series to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture.
          Additional events of default may be prescribed for the benefit of the holders of a particular series of CMS Energy Debt Securities and will be described in the prospectus supplement relating to those CMS Energy Debt Securities.
          If an event of default regarding CMS Energy Debt Securities of any series issued under the CMS Energy Indentures should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount of outstanding CMS Energy Debt Securities of such series may declare each CMS Energy Debt Security of that series due and payable.
          Holders of a majority in principal amount of the outstanding CMS Energy Debt Securities of each series affected will be entitled to control certain actions of the trustee under the CMS Energy Indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of CMS Energy Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.
          Before any holder of any series of CMS Energy Debt Securities may institute action for any remedy, except payment on such holder’s CMS Energy Debt Security when due, the holders of not less than 25% in aggregate principal amount of the CMS Energy Debt Securities of each affected series then outstanding must request the trustee to take action. Holders must also offer the trustee reasonable indemnity against costs, expenses and liabilities incurred by the trustee for taking such action.
          CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy’s compliance with all conditions and covenants under the applicable CMS Energy Indenture. Each CMS Energy Indenture provides that the relevant trustee may withhold notice to the holders of the CMS Energy Debt Securities of any series of any default affecting such series, except payment of principal of, interest on or any sinking fund installment on CMS Energy Debt Securities of such series when due, if it considers withholding notice to be in the interests of the holders of the CMS Energy Debt Securities of such series.
Consolidation, Merger or Sale of Assets
          Each CMS Energy Indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the CMS Energy Debt Securities and the CMS Energy Indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia, and after giving effect to the transaction no event of default under the applicable CMS Energy Indenture has occurred and is continuing, and certain other conditions are met.
Modification of the Indenture
          Each CMS Energy Indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the CMS Energy Debt Securities:

•	to establish the form and terms of any series of securities under that CMS Energy Indenture;

•	to cure any ambiguity;

•	to provide for a successor to CMS Energy to assume the applicable CMS Energy Indenture;

•	to add covenants of CMS Energy for the benefit of the holders of any series of CMS Energy Debt Securities; and

•	to provide for a successor trustee.
          Each CMS Energy Indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable CMS Energy Indenture or modify in any manner the rights of the holders of the CMS Energy Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each CMS Energy Debt Security affected, enter into any supplemental indenture to:
•	change the time of payment of the principal of such CMS Energy Debt Security;

•	reduce the principal amount or amount payable upon redemption, if any, of such CMS Energy Debt Security;

•	reduce the rate or change the time of payment of interest on such CMS Energy Debt Security;

•	change the currency of payment of principal of or interest on such CMS Energy Debt Security;

•	reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

•	impair the right to institute suit for the enforcement of any payment on any CMS Energy Debt Security when due.
          In addition, no such modification may reduce the percentage in principal amount of the CMS Energy Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable CMS Energy Indenture.
          Prior to the acceleration of the maturity of any CMS Energy Debt Security, the holders, voting as one class, of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected CMS Energy Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of the payment of the principal of or interest on any CMS Energy Debt Security of such series or in respect of a covenant or provision of the applicable CMS Energy Indenture or of any CMS Energy Debt Security that cannot be modified or amended without the consent of the holder of each CMS Energy Debt Security affected.
Defeasance, Covenant Defeasance and Discharge
          Each CMS Energy Indenture provides that, at the option of CMS Energy:
•	CMS Energy will be discharged from all obligations in respect of the CMS Energy Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the CMS Energy Debt Securities of such series, to replace stolen, lost or mutilated CMS Energy Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

•	CMS Energy need not comply with certain restrictive covenants of the relevant CMS Energy Indenture (including those described under “Consolidation, Merger or Sale of Assets” above), if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money or Government Obligations (as defined in the CMS Energy Indentures), maturing as to principal and interest at such times and in such amounts as will insure the availability of money, or a combination of money and Government Obligations, sufficient in the opinion of a nationally recognized firm of independent public accountants to pay all the principal and interest on the CMS Energy Debt Securities of such series, or any sinking fund payment, on the stated maturities of such CMS Energy Debt Securities in accordance with the terms thereof.

          To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:
•	the exercise of such option would not cause the holders of the CMS Energy Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	in the case of a discharge under the Senior Debt Indenture, such opinion shall also be to the effect that (i) a ruling to the same effect has been received from or published by the Internal Revenue Service or (ii) since the date of the applicable CMS Energy Indenture there has been a change in the applicable federal income tax law.
          In the event:
•	CMS Energy exercises its option to effect a covenant defeasance with respect to the CMS Energy Debt Securities of any series as described above;

•	the CMS Energy Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants that are defeased; or

•	the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the CMS Energy Debt Securities of such series at the time of the acceleration resulting from such event of default,
CMS Energy would remain liable for such amounts.
Governing Law
          Each CMS Energy Indenture and the CMS Energy Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.
Senior Debt Securities
          The Senior Debt Securities will be issued under the Senior Debt Indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.
Subordinated Debt Securities
          The Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will rank subordinated and junior in right of payment in full, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined herein) of CMS Energy.
          If CMS Energy defaults in the payment of principal of, or interest on, any Senior Indebtedness when it becomes due and payable after any applicable grace period or in the event any judicial proceeding is pending with respect to any such default, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment with respect to the principal of, or interest on, Subordinated Debt Securities or acquire any Subordinated Debt Securities or on account of any sinking fund provisions. The provisions of the Subordinated Debt Indenture described in this paragraph, however, do not prevent CMS Energy from making payments in CMS Energy capital stock or certain rights to acquire CMS Energy capital stock or sinking fund payments in Subordinated Debt Securities acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof and payments made through the exchange of other debt obligations of CMS Energy for the Subordinated Debt Securities. If there is any dissolution, insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debt Securities. Holders of Subordinated Debt Securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.
          “Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter incurred, created or assumed:
•	indebtedness of CMS Energy for money borrowed by CMS Energy (including purchase money obligations) or evidenced by debentures (other than the Subordinated Debt Securities), notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

•	all capital lease obligations of CMS Energy;

•	all obligations of CMS Energy issued or assumed as deferred purchase price of property, all conditional sale obligations of CMS Energy and all obligations of CMS Energy under title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations of CMS Energy with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy;

•	all obligations of the type referred to in the five preceding clauses of other persons secured by any lien on any property or asset of CMS Energy (subject to certain exceptions); or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding six clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities.
          The Subordinated Debt Indenture does not limit the total amount of Senior Indebtedness that may be issued.
Certain Covenants
          If Subordinated Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, and if at such time:
•	there shall have occurred any event of which CMS Energy has actual knowledge (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the Subordinated Debt Indenture and (ii) in respect of which CMS Energy shall not have taken reasonable steps to cure;

•	CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees; or

•	CMS Energy shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities as provided in the Subordinated Debt Indenture and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing, then CMS Energy will not, and it will cause its subsidiaries to not:
•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CMS Energy’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debt Securities, other than:

•	any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made;

•	payments under the Guarantees;

•	purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy’s benefit plans for its directors, officers or employees;

•	as a result of a reclassification of CMS Energy’s capital stock or the exchange or conversion of one series or class of CMS Energy’s capital stock for another series or class of CMS Energy’s capital stock; and

•	the purchase of fractional interests in shares of CMS Energy’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.
          CMS Energy also covenants:
•	that for so long as Trust Preferred Securities are outstanding, not to convert the Subordinated Debt Securities except pursuant to a notice of conversion delivered to the conversion agent by a holder of Trust Preferred Securities;

•	to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors that are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy’s ownership of the Common Securities;

•	not to voluntarily terminate, wind-up or liquidate such Trust, except (i) in connection with a distribution of Subordinated Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or (ii) in connection with certain mergers, consolidations or amalgamations permitted by the declaration of trust or other governing instrument of such Trust;

•	to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the CMS Energy Debt Securities then outstanding;

•	to use its reasonable efforts, consistent with the terms and provisions of the declaration of trust or other governing instrument of such Trust, to cause such Trust to remain classified as a business trust and not as an association taxable as a corporation for United States federal income tax purposes; and

•	to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.
          As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debt Securities or Subordinated Debt Securities.
Conversion Rights
          If the prospectus supplement so provides, the holders of CMS Energy Debt Securities may convert such CMS Energy Debt Securities into CMS Energy Common Stock at the option of the holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any CMS Energy Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such CMS Energy Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.
          The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:
•	pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

•	subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

•	combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

•	pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

•	issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

•	issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the CMS Energy Indentures) at a price per share less than the Average Market Price (as defined in the CMS Energy Indentures) per share for such CMS Energy Common Stock; or

•	distributes to all holders of shares of its CMS Energy Common Stock any assets or debt securities or any rights or warrants to purchase securities;
provided, that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.
          CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount, but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the CMS Energy Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least 1% in the initial conversion price or conversion rate. Any adjustment that is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.
Description of Stock Purchase Contracts and Stock Purchase Units
          CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the CMS Energy Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.
          The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.
THE TRUSTS
          The undivided common beneficial interests in the Trust will be owned by CMS Energy. The net proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or Common Securities will be used to purchase from CMS Energy its Senior Debt Securities or Subordinated Debt Securities in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms that correspond to the redemption terms for the Trust Securities. The Senior Debt Securities of CMS Energy will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debt Securities of CMS Energy will rank subordinate in right of payment to all of CMS Energy’s Senior Indebtedness. Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on such Senior Debt Securities or Subordinated Debt Securities from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee of CMS Energy will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), the Trust may be liquidated, and the holders of the Trust Securities could receive Senior Debt Securities or Subordinated Debt Securities of CMS Energy in lieu of any liquidating cash distribution.
          Pursuant to the Trust Agreement, the number of CMS Energy Trustees will initially be three. Two of the CMS Energy Trustees will be persons who are employees or officers of or who are affiliated with CMS Energy (the “Administrative Trustees”). The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the “Property Trustee”). Initially, The Bank of New York Mellon, a New York banking corporation, will be the Property Trustee, until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York Mellon will also act as trustee (a “Guarantee Trustee”). BNY Mellon Trust of Delaware will act as the “Delaware Trustee” for the purposes of the Delaware Statutory Trust Act, until removed or replaced by the holder of the Common Securities. See “Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below.
          The Property Trustee will hold title to the applicable CMS Energy Debt Securities for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges under the applicable CMS Energy Indenture as the holder of the CMS Energy Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest-bearing bank account (the “Property Account”) to hold all payments made in respect of the CMS Energy Debt Securities for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantees of CMS Energy for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all of the Common Securities, will have the right to appoint, remove or replace any CMS Energy Trustee and to increase or decrease the number of CMS Energy Trustees; provided, that the number of CMS Energy Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.
          The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Statutory Trust Act and the Trust Indenture Act.
          The trustee in the State of Delaware is BNY Mellon Trust of Delaware (formerly The Bank of New York Mellon Delaware), White Clay Center, Route 273, Newark, Delaware 19711.
Trust Preferred Securities
          Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the applicable prospectus supplement. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the relevant Trust’s trustees. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including:
•	the distinctive designation and the number of Trust Preferred Securities to be offered that will represent undivided beneficial interests in the assets of the Trust;

•	the annual distribution rate and the date or dates upon which such distributions will be paid; provided, however, distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding;

•	whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the CMS Energy Debt Securities; provided, however, that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the CMS Energy Debt Securities, and, at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest);

•	the amount of any liquidation preference;

•	the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise by CMS Energy of an option on the corresponding CMS Energy Debt Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

•	the period or periods within which, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which, the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities for other property or cash;

•	the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement or set forth under a Guarantee;

•	the additional payments, if any, that the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid, will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

•	the terms and conditions, if any, upon which the CMS Energy Debt Securities may be distributed to holders of Trust Preferred Securities; and

•	any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law.
All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth under “Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below. Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities that the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.
Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees
          As set forth in the Trust Agreement, the sole purpose of each Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each Trust and to use the proceeds from such issuance and sale to acquire directly the CMS Energy Debt Securities from CMS Energy.
          As long as payments of interest and other payments are made when due on the CMS Energy Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:
•	the aggregate principal amount of CMS Energy Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

•	the interest rate and the interest and other payment dates on the CMS Energy Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

•	CMS Energy shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

•	the Trust Agreement further provides that the trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.
          Payments of distributions (to the extent funds therefor are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under “The CMS Energy Guarantees” below. If CMS Energy does not make interest payments on the CMS Energy Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the CMS Energy Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy’s obligations under the CMS Energy Debt Securities and the CMS Energy Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust’s securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.
          If CMS Energy fails to make interest or other payments on the CMS Energy Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Property Trustee to enforce its rights under the CMS Energy Debt Securities. If the Property Trustee fails to enforce its rights under the CMS Energy Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce the Property Trustee’s rights under the CMS Energy Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the CMS Energy Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce the Guarantee Trustee’s rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.
The CMS Energy Guarantees
          Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York Mellon, an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which are filed as exhibits to the Registration Statement of which this prospectus forms a part.
General
          CMS Energy will irrevocably and unconditionally agree to pay in full, on a senior or subordinated basis, as applicable, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the “Guarantee Payments”), will be subject to a Guarantee:
•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time;
•	the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor; or
•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the CMS Energy Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (i) the aggregate of the liquidation preference of $50 per Trust Preferred Security plus accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent that the Trust has funds on hand available therefor, and (ii) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities.
CMS Energy’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.
          Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust’s obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the CMS Energy Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.
          CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debt Securities, the Subordinated Debt Securities, the CMS Energy Indentures and the related expense agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust’s obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities.
          CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that, upon the occurrence and during the continuation of a Trust Agreement event of default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.
Certain Covenants of CMS Energy
CMS Energy will covenant in each Guarantee that if and so long as:
•	the Trust is the holder of all the CMS Energy Debt Securities;

•	a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing; and

•	CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities,
CMS Energy will pay to the Trust such Additional Sums.
          CMS Energy also covenants that if Subordinated Debt Securities are issued to a Trust or trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust and, if at such time:
•	there shall have occurred any event of which CMS Energy has actual knowledge that (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the Subordinated Debt Indenture and (ii) in respect of which CMS Energy shall not have taken reasonable steps to cure;

•	CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees; or

•	CMS Energy shall have given notice of its election to defer payments of interest on the Subordinated Debt Securities as provided in the Subordinated Debt Indenture and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing, then CMS Energy will not, and it will cause its subsidiaries to not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CMS Energy’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debt Securities;
other than:
•	any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made;

•	payments under the Guarantees;

•	purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy’s benefit plans for its directors, officers or employees;

•	as a result of a reclassification of CMS Energy’s capital stock or the exchange or conversion of one series or class of CMS Energy’s capital stock for another series or class of CMS Energy’s capital stock; and

•	the purchase of fractional interests in shares of CMS Energy’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.
          CMS Energy also covenants:
•	that for so long as Trust Preferred Securities are outstanding, not to convert Subordinated Debt Securities except pursuant to a notice of conversion delivered to the conversion agent by a holder of Trust Preferred Securities;

•	to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors that are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy’s ownership of the Common Securities;

•	to not voluntarily terminate, wind-up or liquidate the Trust, except (i) in connection with a distribution of the Subordinated Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (ii) in connection with certain mergers, consolidations or amalgamations permitted by the declaration of trust or other governing instrument of such Trust;

•	to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all of the CMS Energy Debt Securities then outstanding;

•	to use its reasonable efforts, consistent with the terms and provisions of the declaration of trust or other governing instrument of such Trust, to cause the Trust to remain classified as a business trust and not as an association taxable as a corporation for United States federal income tax purposes; and

•	to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.
          As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debt Securities or Subordinated Debt Securities.
Amendments and Assignment
          Except with respect to any changes that do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Termination of the Guarantees
          The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders’ Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the CMS Energy Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.
Events of Default
          An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.
          If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust or any other person or entity before proceeding directly against CMS Energy.
          CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.
Status of the Guarantees
          The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.
          The Guarantees will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the CMS Energy Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.
CONSUMERS
Introduction
          Specific terms of Consumers’ debt securities (the “Consumers Offered Securities” or the “Consumers Debt Securities”), consisting of senior notes or first mortgage bonds, or any combination of these securities, for which this prospectus is being delivered, will be set forth in an accompanying prospectus supplement or supplements. The prospectus supplement will set forth with regard to the particular Consumers Offered Securities, without limitation, the designation, total principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, any interest rate (which may be fixed or variable), the time or method of calculating any interest payments, the right of Consumers, if any, to defer payment or interest thereon and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering.
Consumers Debt Securities
          Senior notes will be issued under a senior note indenture dated as of February 1, 1998, as amended and supplemented, with The Bank of New York Mellon, as the senior note trustee (the “Senior Note Indenture”). The first mortgage bonds will be issued under a mortgage indenture dated as of September 1, 1945, as amended and supplemented, with The Bank of New York Mellon, as the mortgage trustee (the “Mortgage Indenture”). The Senior Note Indenture and the Mortgage Indenture are sometimes referred to in this prospectus individually as a “Consumers Indenture” and collectively as the “Consumers Indentures”.
          The following briefly summarizes the material provisions of the Consumers Indentures that have been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This summary of the Consumers Indentures is not complete and is qualified in its entirety by reference to the Consumers Indentures. You should read the more detailed provisions of the applicable Consumers Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Consumers Debt Securities, which will be described in more detail in the applicable prospectus supplement.
          Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Note Indenture and the Mortgage Indenture will be The Bank of New York Mellon.
General
          The Consumers Indentures provide that Consumers Debt Securities may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Consumers.
          Federal income tax consequences and other special considerations applicable to any Consumers Debt Securities issued at a discount will be described in the applicable prospectus supplement.
          The applicable prospectus supplement relating to any series of Consumers Debt Securities will describe the following terms, where applicable:
•	the designation of such series of Consumers Debt Securities;

•	any limitations on the aggregate principal amount of any such series of Consumers Debt Securities;

•	the original issue date for such series and the stated maturity date or dates or such series;

•	the percentage of the principal amount at which the Consumers Debt Securities will be sold and, if applicable, the method of determining the price;

•	the interest rate or rates, or the method of calculation of such rate or rates, for such series of Consumers Debt Securities and the date from which such interest shall accrue;

•	the terms, if any, regarding the optional or mandatory redemption of such series, including redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the form of the Consumers Debt Securities of such series;

•	the maximum annual interest rate, if any, permitted for such series of Consumers Debt Securities;

•	any other information required to complete the notes of such series;

•	the establishment of any office or agency pursuant to the terms of the Consumers Indentures where the Consumers Debt Securities may be presented for payment; and

•	any other specific terms of the Consumers Debt Securities.

Concerning the Trustees
          The Bank of New York Mellon, the trustee under the Senior Note Indenture for the senior notes and the trustee under the Mortgage Indenture for the first mortgage bonds, is one of a number of banks with which Consumers and its subsidiaries maintain ordinary banking relationships, including credit facilities.
Exchange and Transfer
          Consumers Debt Securities may be presented for exchange and registered Consumers Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in the Consumers Debt Security and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable Consumers Indenture. Consumers Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable Consumers Indenture.
Payment
          Payments of principal of and any interest on Consumers Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of Consumers, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Consumers Debt Securities in registered form will be made to the persons in whose name the Consumers Debt Securities are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.
Governing Law
          Each Consumers Indenture and the Consumers Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.
Senior Notes
General
          The senior notes will be issued under the Senior Note Indenture. The following summary of the terms of the senior notes does not purport to be complete and is qualified in its entirety by express reference to the Senior Note Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Senior Note Indenture.
Security; Release Date
          Until the Release Date (as described in the next paragraph), the senior notes will be secured by one or more series of Consumers’ first mortgage bonds issued and delivered by Consumers to the senior note trustee. See “First Mortgage Bonds” below. Upon the issuance of a series of senior notes prior to the Release Date, Consumers will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Consumers to the senior note trustee of principal of, and interest and/or premium, if any, on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Consumers’ obligations with respect to principal of, and interest and/or premium, if any, on, the corresponding senior notes.
          The “Release Date” will be the date that all first mortgage bonds of Consumers issued and outstanding under the Mortgage Indenture, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the Release Date, the senior note trustee will deliver to Consumers, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the Release Date. As a result, on the Release Date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become unsecured general obligations of Consumers and will rank equally with other unsecured indebtedness of Consumers. Each series of first mortgage bonds that secures senior notes will be secured by a lien on certain property owned by Consumers. See “First Mortgage Bonds—Priority and Security” below. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Consumers for cancellation an equal principal amount of the related series of first mortgage bonds. Consumers will not permit, at any time prior to the Release Date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the Release Date, Consumers will cause the Mortgage Indenture to be discharged and will not issue any additional first mortgage bonds under the Mortgage Indenture. While Consumers will be precluded after the Release Date from issuing additional first mortgage bonds, it will not be precluded under the Senior Note Indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated under “—Certain Covenants of Consumers—Limitation on Liens” below.
Events of Default
          The following constitute events of default under senior notes of any series:
•	failure to pay principal of and premium, if any, on any senior note of such series when due;

•	failure to pay interest on any senior note of such series when due for 60 days;

•	failure to perform any other covenant or agreement of Consumers in the senior notes of such series for 90 days after written notice to Consumers by the senior note trustee or the holders of at least 33% in total principal amount of the outstanding senior notes;

•	prior to the Release Date, a default under the Mortgage Indenture has occurred and is continuing; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences under the Mortgage Indenture will be a waiver of the corresponding event of default under the Senior Note Indenture and a rescission and annulment of the consequences under the Senior Note Indenture; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers.
          If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.
          The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of senior notes of such series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the Senior Note Indenture, the holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of such series.
          No holder of senior notes of a series may institute any action against Consumers under the Senior Note Indenture unless:
•	that holder gives to the senior note trustee advance written notice of default and its continuance;

•	the holders of a majority in total principal amount of senior notes of such series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

          Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior notes of such series.
          Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of such series notice of any such default known to the senior note trustee, unless cured or waived. The senior note trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so except in the case of default in the payment of principal of, and interest and/or premium, if any, on, any senior notes of such series. Consumers is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Consumers is in compliance with the conditions and covenants under the Senior Note Indenture.
Modification
          Except as described below, Consumers and the senior note trustee cannot modify and amend the Senior Note Indenture without the consent of the holders of a majority in principal amount of the outstanding affected senior notes. Consumers and the senior note trustee cannot modify and amend the Senior Note Indenture without the consent of the holder of each outstanding senior note of such series to:
•	change the maturity date of any senior note of such series;

•	reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any senior note of such series;

•	reduce the principal amount of, or premium payable on, any senior note of such series;

•	change the coin or currency of any payment of principal of, and interest and/or premium on, any senior note of such series;

•	change the date on which any senior note of such series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of such series;

•	impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of such series held by it or, prior to the Release Date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of such series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such first mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify the senior notes of such series necessary to modify or amend the Senior Note Indenture or to waive any past default to less than a majority.
          Consumers and the senior note trustee can modify and amend the Senior Note Indenture without the consent of the holders in certain cases, including:
•	to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the Senior Note Indenture;

•	to add further security for the senior notes of such series;

•	to add provisions enabling Consumers to be released with respect to one or more series of outstanding senior notes from its obligations under the covenants upon satisfaction of conditions with respect to such series of senior notes;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other change that is not prejudicial to the holders of senior notes of such series in any material respect.
          A supplemental indenture that changes or eliminates any covenant or other provision of the Senior Note Indenture (or any supplemental indenture) that has expressly been included solely for the benefit of one or more series of senior notes, or that modifies the rights of the holders of senior notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of senior notes of any other series.

Defeasance and Discharge
          The Senior Note Indenture provides that Consumers will be discharged from any and all obligations in respect to the senior notes of such series and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Consumers irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of such series, money or certain United States government obligations, or any combination of money and government obligations. The payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the senior notes of such series. If all of the senior notes of such series are not due within 90 days of such deposit by redemption or otherwise, Consumers must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of that defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.
Consolidation, Merger and Sale or Disposition of Assets
          Consumers may consolidate with or merge into another corporation, or sell or otherwise dispose of its properties as or substantially as an entirety, if:
•	the new corporation is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the new corporation assumes the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by Consumers; and

•	prior to the Release Date, the new corporation assumes Consumers’ obligations under the Mortgage Indenture with respect to first mortgage bonds securing senior notes.
          The conveyance or other transfer by Consumers of:
•	all or any portion of its facilities for the generation of electric energy;

•	all of its facilities for the transmission of electric energy; or

•	all of its facilities for the distribution of natural gas;
in each case considered alone or in any combination with properties described in such bullet points, will not be considered a conveyance or other transfer of all the properties of Consumers as or substantially as an entirety.
Certain Covenants of Consumers
Limitation on Liens
          So long as any senior notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the Release Date any debt that is secured by any mortgage, security interest, pledge or lien (each, a “Lien”) of or upon any operating property of Consumers, whether owned at the date of the Senior Note Indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the senior notes) equally and ratably with such debt (but only so long as such debt is so secured). The foregoing restriction will not apply to:
•	Liens on any operating property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such operating property);

•	Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers;

•	Liens on operating property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

•	Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any debt (including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving operating property of Consumers; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the first four bullet points above; provided, however, that the principal amount of debt secured thereby and not otherwise authorized by the first four bullet points above, inclusive, shall not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.
          These restrictions will not apply to the issuance, assumption or guarantee by Consumers of debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to a total amount that, together with all other secured debt of Consumers (not including secured debt permitted under any of the foregoing exceptions) and the value of sale and lease-back transactions existing at such time (other than sale and lease-back transactions the proceeds of which have been applied to the retirement of certain indebtedness, sale and lease-back transactions in which the property involved would have been permitted to be subjected to a Lien under any of the bullet points above and sale and lease-back transactions that are permitted by the first sentence of “Limitation on Sale and Leaseback Transactions” below), does not exceed the greater of 15% of net tangible assets or 15% of capitalization.
Limitation on Sale and Leaseback Transactions
          So long as senior notes are outstanding, Consumers may not enter into or permit to exist after the Release Date any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such operating property or the placing in operation of such operating property or of such operating property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:
•	Consumers would be entitled under any of the provisions described in the bullet points set forth under “Limitation on Liens” above to issue, assume, guarantee or permit to exist debt secured by a Lien on such operating property without equally and ratably securing the senior notes;

•	after giving effect to such sale and lease-back transaction, Consumers could incur, pursuant to the provisions described in the second paragraph under “Limitation on Liens” above, at least $1.00 of additional debt secured by Liens (other than Liens permitted by the preceding bullet point); or

•	Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) thereof, and, otherwise, an amount equal to the fair value (as determined by its board of directors) of the operating property so leased to the retirement of senior notes or other debt of Consumers ranking equally with, the senior notes, subject to reduction for senior notes and such debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.
Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee
          The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under the Mortgage Indenture, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no event of default under the Senior Note Indenture has occurred and is continuing, the senior note trustee will vote or consent:
•	in favor of amendments or modifications of the Mortgage Indenture of substantially the same tenor and effect as follows:
•	to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•	to eliminate sinking funds or improvement funds and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•	to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

•	to permit first mortgage bonds to be issued under the Mortgage Indenture in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit sinking funds or improvement funds requirements (to the extent not otherwise eliminated) under the Mortgage Indenture to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the Mortgage Indenture if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

•	to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the Mortgage Indenture;

•	to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the senior note trustee from $50,000 to an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds outstanding;

•	to increase the amount of the fair value of property that may be sold or disposed of free from the lien of the Mortgage Indenture, without any release or consent by the senior note trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds then outstanding;

•	to permit certain mortgaged and pledged property to be released from the lien of the Mortgage Indenture if, in addition to certain other conditions, the senior note trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the total principal amount of purchase money obligations held by the senior note trustee not exceed 20% of the principal amount of first mortgage bonds outstanding; and

•	to eliminate the restriction prohibiting the mortgage trustee from applying cash held by it pursuant to the Mortgage Indenture to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and
•	with respect to any other amendments or modifications of the Mortgage Indenture, as follows: the senior note trustee shall vote all first mortgage bonds securing senior notes then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage Indenture, the holders of which are eligible to vote or consent; however, the senior note trustee will not vote in favor of, or consent to, any amendment or modification of the Mortgage Indenture that, if it were an amendment or modification of the Senior Note Indenture, would require the consent of holders of senior notes (as described under “Modification” above) without the prior consent of holders of senior notes that would be required for such an amendment or modification of the Senior Note Indenture.

Concerning the Senior Note Trustee
          The Bank of New York Mellon is both the senior note trustee under the Senior Note Indenture and the mortgage trustee under the Mortgage Indenture. The Senior Note Indenture provides that Consumers’ obligations to compensate the senior note trustee and reimburse the senior note trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the senior note trustee as such.
First Mortgage Bonds
General
          The first mortgage bonds issued either alone or securing senior notes will be issued under the Mortgage Indenture. The following summary of the terms of the first mortgage bonds does not purport to be complete and is qualified in its entirety by all of the provisions of the Mortgage Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Mortgage Indenture, a copy of which will be available upon request to the mortgage trustee (or, in the case of first mortgage bonds being issued to secure senior notes, the request should be made to the senior note trustee).
          First mortgage bonds securing senior notes are to be issued under the Mortgage Indenture as security for Consumers’ obligations under the Senior Note Indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the Release Date. The Senior Note Indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Consumers (as provided in the Senior Note Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The senior note trustee shall generally vote the first mortgage bonds securing senior notes proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding except in connection with certain amendments or modifications of the Mortgage Indenture, as described under “Senior Notes—Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee” above.
          First mortgage bonds securing senior notes will correspond to the senior notes of the related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged.
Priority and Security
          The first mortgage bonds issued either alone or securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the Mortgage Indenture. This security is a direct first lien on substantially all of Consumers’ property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Mortgage Indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the Mortgage Indenture. It is also subject to certain provisions of Michigan law that provide that, under certain circumstances, the State of Michigan’s lien against property on which it has incurred costs related to any response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The Mortgage Indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

Release and Substitution of Property
          The Mortgage Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:
•	cash deposited with the mortgage trustee;

•	bonds or purchase money obligations delivered to the mortgage trustee;

•	prior lien bonds delivered to the mortgage trustee or reduced or assumed by the purchaser;

•	property additions acquired in exchange for the property released; or

•	a showing that unfunded net property additions exist.
          The Mortgage Indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.
Modification of Mortgage Indenture
          The Mortgage Indenture, the rights and obligations of Consumers and the rights of the first mortgage bondholders may be modified through a supplemental indenture by Consumers with the consent of the holders of 75% in principal amount of the first mortgage bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any first mortgage bondholder without the first mortgage bondholder’s consent. Consumers has reserved the right without any consent or other action by the holders of bonds of any series created after September 15, 1993 or by the holder of any senior note or exchange note to amend the Mortgage Indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the Mortgage Indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding first mortgage bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.
Concerning the Mortgage Trustee
          The Bank of New York Mellon is both the mortgage trustee under the Mortgage Indenture and the senior note trustee under the Senior Note Indenture. The Mortgage Indenture provides that Consumers’ obligations to compensate the mortgage trustee and reimburse the mortgage trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the first mortgage bonds securing senior notes upon all property and funds held or collected by the mortgage trustee as such.
          The mortgage trustee or the holders of 20% in total principal amount of the first mortgage bonds may declare the principal due on default, but the holders of a majority in total principal amount may annul such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in total principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage Indenture. No first mortgage bondholder has the right to institute any proceedings relating to the Mortgage Indenture unless that holder shall have given the mortgage trustee written notice of a default, the holders of 20% of outstanding first mortgage bonds shall have tendered to the mortgage trustee reasonable security or indemnity against costs, expenses and liabilities and requested the mortgage trustee in writing to take action, the mortgage trustee shall have declined to take action or failed to do so within 60 days and no inconsistent directions shall have been given by the holders of a majority in total principal amount of the first mortgage bonds.
Defaults
          The Mortgage Indenture defines the following as defaults:
•	failure to pay principal when due;

•	failure to pay interest for 60 days;

•	failure to pay any installment of any sinking or other purchase fund for 90 days;

•	certain events in bankruptcy, insolvency or reorganization; and

•	failure to perform any other covenant for 90 days following written demand by the mortgage trustee for Consumers to cure such failure.
          Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the bonds under the Mortgage Indenture at the rate of 6% per year. The Mortgage Indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the Mortgage Indenture.
BOOK-ENTRY SYSTEM
          Unless indicated otherwise in the applicable prospectus supplement, The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the CMS Energy Offered Securities, the Trust Preferred Securities and the Consumers Offered Securities (collectively, the “Offered Securities”). The Offered Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Offered Security certificate will be issued for each issue of the Offered Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.
          DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).
          Purchases of Offered Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Securities on DTC’s records. The ownership interest of each actual purchaser of each Offered Security (“Beneficial Owner”) is in turn to be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Securities, except in the event that use of the book-entry system for the Offered Securities is discontinued.
          To facilitate subsequent transfers, all Offered Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Securities are credited, which may or may not be the Beneficial

Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Offered Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Offered Securities, such as redemptions, tenders, defaults and proposed amendments to the Offered Security documents. For example, Beneficial Owners of Offered Securities may wish to ascertain that the nominee holding the Offered Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.
          Redemption notices shall be sent to DTC. If less than all of the Offered Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
          Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the applicable Registrant as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
          Redemption proceeds, distributions and dividend payments on the Offered Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable Registrant or the agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, the agent or the applicable Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable Registrant or the agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.
          A Beneficial Owner shall give notice to elect to have its Offered Securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such Offered Securities by causing the Direct Participant to transfer the such participant’s interest in the Offered Securities, on DTC’s records, to such agent. The requirement for physical delivery of Offered Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Offered Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Offered Securities to such agent’s DTC account.
          DTC may discontinue providing its services as depository with respect to the Offered Securities at any time by giving reasonable notice to the applicable Registrant or the agent. Under such circumstances, in the event that a successor depository is not obtained, Offered Security certificates are required to be printed and delivered.
          The applicable Registrant may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Offered Security certificates will be printed and delivered to DTC.
          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that each Registrant believes to be reliable, but no Registrant takes any responsibility for the accuracy thereof.

LEGAL OPINIONS
          Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Shelley J. Ruckman, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Sidley Austin LLP, special Delaware counsel to the Trusts. Certain United States federal income taxation matters may be passed upon for CMS Energy, the Trusts and Consumers by either Theodore Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy, the Trusts and Consumers, who will be named in the applicable prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.
EXPERTS
          The consolidated financial statements and schedule of CMS Energy Corporation as of and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
          The consolidated financial statements (including schedules appearing therein) for 2006 and 2005 of CMS Energy Corporation appearing in CMS Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Midland Cogeneration Venture Limited Partnership (the “MCV Partnership”). Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
          The consolidated financial statements and schedule of Consumers Energy Company as of and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Consumers Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
          The consolidated financial statements (including schedule appearing therein) for 2006 and 2005 of Consumers Energy Company appearing in Consumers Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the MCV Partnership. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
          The financial statements of the MCV Partnership, as of November 21, 2006 and December 31, 2005 and for the period ended November 21, 2006 and the year ended December 31, 2005, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus by reference to CMS Energy Corporation’s and Consumers Energy Company’s combined Annual Report on Form 10-K for the year ended December 31, 2007. Such financial statements, to the extent they have been included in the financial statements of CMS Energy Corporation and Consumers Energy Company, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

$300,000,000
CMS Energy Corporation
6.25% Senior Notes due 2020
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
J.P. Morgan
BNP PARIBAS
RBS
Scotia Capital
Wells Fargo Securities

Senior Co-Managers
Comerica Securities
Goldman, Sachs & Co.
KeyBanc Capital Markets
Mitsubishi UFJ Securities

Co-Managers
Fifth Third Securities, Inc.
The Williams Capital Group, L.P.
January 11, 2010